Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

CHEFS’ WAREHOUSE PARENT, LLC

AND

THE CHEFS’ WAREHOUSE MID-ATLANTIC, LLC

and

MICHAEL’S FINER MEATS, LLC,

MICHAEL’S FINER MEATS HOLDINGS, LLC,

MICHAEL’S FINER MEATS ACQUISITION, LLC,

SORENSON CAPITAL PARTNERS II, L.P.,

WEST RIM CAPITAL PARTNERS II, L.P.,

WEST RIM CAPITAL PARTNERS II-A, L.P.,

MICHAEL’S ACQUISITION, L.P.,

SCP/MFM CORPORATION,

MICHAEL’S FINER MEATS ACQUISITION, INC.,

MICHAEL’S FINER MEATS ACQUISITION II, INC.,

SCP/MFM II CORPORATION,

WEST RIM CAPITAL ASSOCIATES II, L.P.,

WEST RIM CAPITAL PARTNERS II-B, L.P.,

WEST RIM CAPITAL INVESTMENT PARTNERS II, L.P.,

MICHAEL D. BLOCH,

JONATHAN BLOCH,

VICTOR FOREMAN,

PAMELA A. DIVIN REVOCABLE TRUST, DATED MARCH 22, 2011

BUCKEYE PROTEIN, INC., AND

BUCKEYE PROTEIN II, INC.

dated as of August 10, 2012

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	2

1.1. Defined Terms	2

1.2. Interpretation	13

ARTICLE 2. PURCHASE AND SALE OF EQUITY SECURITIES	13

2.1. Sale of Purchased Securities to the Buyer Parties	13

2.2. Preliminary Purchase Price; Closing Payments	14

2.3. Post-Closing Adjustment to Preliminary Purchase Price	17

ARTICLE 3. CLOSING	19

3.1. Closing Date	19

3.2. Closing Transaction	19

ARTICLE 4. REPRESENTATIONS AND WARRANTIES REGARDING THE SORENSON PARTIES	19

4.1. Organization of the Sorenson Parties	19

4.2. Authorization of Closing Transactions	20

4.3. Absence of Conflicts	20

4.4. Brokers’ Fees	20

4.5. Purchased Securities held by the Sorenson Parties	20

4.6. Call Option Agreements	21

ARTICLE 5. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	21

5.1. Organization of the Sellers	21

5.2. Authorization of Closing Transactions	21

5.3. Absence of Conflicts	22

5.4. Brokers’ Fees	22

i

5.5. Securities	22

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SORENSON PARTIES REGARDING THE COMPANY GROUP	22

6.1. Organization and Power	23

6.2. Authorization of Closing Transactions	23

6.3. Capitalization; Subsidiaries	23

6.4. Absence of Conflicts	24

6.5. Financial Statements	24

6.6. Certain Developments	25

6.7. Leased Real Property	27

6.8. Tax Matters	28

6.9. Contracts and Commitments	30

6.10. Proprietary Rights	32

6.11. Seller Parties’ Broker	33

6.12. No Undisclosed Liabilities	33

6.13. Governmental Licenses and Permits	33

6.14. Employees	33

6.15. Employee Benefit Plans	35

6.16. Affiliate Transactions	36

6.17. Compliance with Laws	37

6.18. Environmental Matters	37

6.19. Assets	37

6.20. Inventory	38

6.21. Accounts Receivable; Trade Accounts Payable	38

6.22. Powers of Attorney	38

6.23. Insurance	38

6.24. Customers and Suppliers	39

6.25. Bank Accounts	39

6.26. Litigation	39

6.27. Independent Auditor	39

6.28. Orders, Commitments and Returns	40

6.29. Products; Product Warranties	40

6.30. Books and Records	40

6.31. Questionable Payments	40

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	41

7.1. Organization and Power	41

7.2. Authorization of Closing Transaction	41

7.3. Absence of Conflicts	41

7.4. Solvency	42

7.5. Independent Auditor	42

7.6. Brokers’ Fees	42

ARTICLE 8. CONDITIONS TO OBLIGATIONS	42

8.1. Buyer Parties’ Closing Conditions	42

8.2. Seller Parties’ Closing Conditions	44

ARTICLE 9. OTHER AGREEMENTS AND COVENANTS	45

9.1. Acknowledgment by the Buyer Parties	45

9.2. Press Releases and Announcements	46

9.3. Further Transfers	46

9.4. Non-Solicitation/Confidentiality/	47

9.5. Employment and Benefit Arrangements	49

9.6. Indemnification of Directors and Officers	50

ARTICLE 10. INDEMNIFICATION AND RELATED MATTERS	51

10.1. Survival; Absence of Other Representations	51

10.2. Indemnification	52

10.3. Indemnification Procedures	55

10.4. Tax Matters	56

10.5. Treatment of Indemnification Payments	60

10.6. Exclusivity of Remedies Post Closing	60

ARTICLE 11. MISCELLANEOUS	60

11.1. Amendment and Waiver	60

11.2. Notices	61

11.3. Binding Agreement; Assignment	62

11.4. Specific Controls the General	62

11.5. Severability	62

11.6. No Strict Construction	62

11.7. Captions	62

11.8. Entire Agreement	62

11.9. Counterparts	63

11.10. Governing Law; Venue; Waiver of Jury Trial	63

11.11. Expenses	64

11.12. Parties in Interest	64

11.13. Sellers’ Representative	64

11.14. Attorney-Client Privilege and Conflict Waiver	65

11.15. Schedules and Annexes	65

EXHIBITS

Exhibit A	—	Escrow Agreement

ANNEXES

Annex I	—	Buyer Parties Acquisition Allocation
Annex II	—	Pro Rata Percentage

SCHEDULES

Schedule 2.1(A)	—	MALP Partnership Interests
Schedule 2.1(C)	—	MFM Acquisition Units
Schedule 2.1(D)	—	HoldCo Units
Schedule 2.1(E)	—	MALP Call Option Interests
Schedule 2.2(A)(2)	—	Closing Net Working Capital Methodology
Schedule 2.2(C)(6) Schedule 4.5	— —	Transaction Bonus Agreements Purchased Securities
Schedule 5.5	—	Equity Securities of HoldCo
Schedule 6.3(A)-(E)	—	Capitalization; Subsidiaries
Schedule 6.4	—	Absence of Conflicts
Schedule 6.5(A)	—	Financial Statements
Schedule 6.6	—	Certain Developments
Schedule 6.7(B)	—	Leased Real Property
Schedule 6.8	—	Tax Matters
Schedule 6.9(A)	—	Contracts and Commitments
Schedule 6.9(C)	—	Fixed Pricing Arrangements
Schedule 6.10(A)	—	Proprietary Rights
Schedule 6.10(B)	—	Ownership; Infringement
Schedule 6.12	—	No Undisclosed Liabilities
Schedule 6.13	—	Governmental Licenses and Permits
Schedule 6.14(A), (E), (F)	—	Employees
Schedule 6.15(A), (I), (J)	—	Employee Benefit Plans
Schedule 6.16	—	Affiliate Transactions
Schedule 6.17	—	Compliance with Laws
Schedule 6.18(C), (E)	—	Environmental Matters
Schedule 6.19	—	Tangible Asset Liens
Schedule 6.20	—	Inventory
Schedule 6.21	—	Accounts Receivable; Trade Accounts Payable
Schedule 6.23	—	Insurance
Schedule 6.24(A), (B)	—	Customers and Suppliers
Schedule 6.25	—	Bank Accounts
Schedule 6.26	—	Litigation
Schedule 6.29	—	Product Warranties
Schedule 8.1(A)	—	Consents
Schedule 8.1(D)(7)	—	Non-Competition Agreements
Schedule 10.2(A)(4)	—	Post-Closing Payments

v

SECURITIES PURCHASE AGREEMENT

The following parties (the “Parties”) enter into this Securities Purchase Agreement (this “Agreement”) as of August 10, 2012: (i) Chefs’ Warehouse Parent, LLC, a Delaware limited liability company (“CW Parent”), and The Chefs’ Warehouse Mid-Atlantic, LLC, a Delaware limited liability company (“Mid-Atlantic” and together with CW Parent, the “Buyer Parties”); (ii) Michael’s Finer Meats, LLC, a Delaware limited liability company (the “Company”); (iii) Michael’s Finer Meats Holdings, LLC, a Delaware limited liability company (“HoldCo”); (iv) Michael’s Finer Meats Acquisition, LLC, a Delaware limited liability company (“MFM Acquisition”); (v) Sorenson Capital Partners II, L.P., a Delaware limited partnership (“SCP”) on behalf of itself and in its capacity as the Sellers’ Representative, West Rim Capital Partners II, L.P., a Delaware limited partnership (“West Rim II”), West Rim Capital Partners II-A, L.P., a Delaware limited partnership (“West Rim II-A”), and SCP/MFM Corporation, a Delaware corporation (“SCP/MFM”, and together with SCP, West Rim II, and West Rim II-A, each a “Parent” and collectively, the “Parents”); (vi) Michael’s Acquisition, L.P., a Delaware limited partnership (“MALP”); (vii) Michael’s Finer Meats Acquisition, Inc., a Delaware corporation (“MFM Acquisition Inc.”), Michael’s Finer Meats Acquisition II, Inc., a Delaware corporation (“MFM Acquisition II Inc.”) and SCP/MFM II Corporation, a Delaware corporation (“SCP/MFM II”); (viii) West Rim Capital Associates II, L.P., a Delaware limited partnership (“WRCA”); (ix) West Rim Capital Partners II-B, L.P., a Delaware limited partnership (“West Rim II-B”); (x) West Rim Capital Investment Partners II, L.P., a Delaware limited partnership (“WRCIP”, together with the Parents, MFM Acquisition Inc., MFM Acquisition II Inc., SCP/MFM II, WRCA, and West Rim II-B, each a “Sorenson Party” and collectively, the “Sorenson Parties”); (xi) Michael D. Bloch (“M. Bloch”), Jonathan Bloch (“J. Bloch”), Victor Foreman (“Foreman”), Pamela A. Divin Revocable Trust, dated March 22, 2011 (“Divin”), Buckeye Protein, Inc., a Delaware corporation (“Buckeye”), and Buckeye Protein II, Inc., a Delaware corporation (“Buckeye II”, and together with M. Bloch, J. Bloch, Foreman, Divin and Buckeye, collectively, the “Sellers”).

WHEREAS, (i) each of MFM Acquisition Inc. and WRCA own the partnership interests in MALP specified in the MALP Partnership Agreement set forth next to such Person’s name on Schedule 2.1(A) attached hereto (together, the “MALP Partnership Interests”), (ii) pursuant to the West Rim II-B Call Option Agreement, West Rim II-B owns options to acquire from MFM Acquisition II Inc. all of MFM Acquisition II Inc.’s Interests in MALP (the “MFM II Call Option”), and (iii) pursuant to the WRCIP Call Option Agreement, WRCIP owns options to acquire from SCP/MFM II all of SCP/MFM II’s Interests in MALP (the “SCP/MFM II Call Option”, and together with the MFM II Call Option, collectively, the “Call Options”);

WHEREAS, each Parent owns the issued and outstanding Class A, Class B, Class L and Class L1 Units (as each such term is defined in the MFM Acquisition LLC Agreement) of MFM Acquisition set forth next to such Parent’s name on Schedule 2.1(C) attached hereto (the “MFM Acquisition Units”), and MALP owns each of the remaining issued and outstanding Class A, Class B, Class L and Class L1 Units of MFM Acquisition;

WHEREAS, each Seller owns the issued and outstanding Class A, Class B, Class L and Class L1 Units (as each such term is defined in the HoldCo LLC Agreement) of HoldCo set forth next to such Seller’s name on Schedule 2.1(D) attached hereto (the “HoldCo Units”) and MFM Acquisition owns the issued and outstanding Class A, Class B, Class L and Class L1 Units of HoldCo;

WHEREAS, the Buyer Parties desire to purchase and acquire from each respective Seller Party, in the manner set forth on Annex I, each of the following Equity Securities (collectively, the “Purchased Securities”): (i) all of the MALP Partnership Interests owned by MFM Acquisition Inc. and WRCA, (ii) all of the Call Options held by West Rim II-B and WRCIP, (iii) all of the MFM Acquisition Units owned by Parents, and (iv) all of the HoldCo Units owned by the Sellers; and

WHEREAS, each Sorenson Party and Seller desires to sell and transfer to the Buyer Parties all of their respective interests in the Purchased Securities held by such Sorenson Party or Seller, as applicable.

THEREFORE, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Defined Terms. In this Agreement, the following terms will have the following meanings:

“401(k) Plan” is defined in Section 9.5(B).

“Adjustment Statement” is defined in Section 2.3(A)(1).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person.

“Aggregate Call Option Exercise Price” means the sum of the WRCIP Call Option Price, plus the West Rim II-B Call Option Price.

“Agreement” is defined in the preamble to this Agreement.

“Audited Statements” is defined in Section 6.5(A)(1).

“Basket” is defined in Section 10.2(A).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind and that a member of the Company Group sponsors, maintains, contributes to or has any obligation to contribute to, or with respect to which a member of the Company Group has any liability or potential liability, including but not limited to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

“Bonus Recipient” means each employee of the Company party to a Transaction Bonus Agreement.

“Buckeye” is defined in the preamble to this Agreement.

“Buckeye II” is defined in the preamble to this Agreement.

“Business” is defined in Section 9.4(A).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Parties” is defined in the preamble to this Agreement.

“Buyer Indemnitee” is defined in Section 10.2(A).

“Call Option Agreements” means the West Rim II-B Call Option Agreement and the WRCIP Call Option Agreement.

“Call Options” is defined in the recitals to this Agreement.

“Cap” is defined in Section 10.2(A).

“Carved-Out Representations” means the representation and warranties in Sections 4.1, 4.2, 4.4, 4.5, 5.1, 5.2, 5.4, 5.5, 6.1, 6.2, 6.3, 6.8, 6.11, 6.15, 7.1, 7.2, 7.4 and 7.6.

“Cash” means cash and cash equivalents (including marketable securities and short term investments), calculated in accordance with GAAP.

“Charter Documents” means, as applicable, the certificates or articles of incorporation, articles of organization, certificate of limited partnership, operating agreement, bylaws, limited partnership agreement and/or similar governing documents of an entity.

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” means a consolidated balance sheet of the Company Group as of the Effective Time which will be prepared in accordance with GAAP and, to the extent consistent with GAAP, will be consistent with the Company Group’s Accounting Practices and Procedures, but without taking into consideration the Closing Transactions.

“Closing Cash” means all Cash of the Company Group as of the Effective Time but without taking into consideration the Closing Transactions.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means all Indebtedness of the Company Group as of the Effective Time but without taking into consideration the Closing Transactions.

“Closing Net Working Capital” means the Net Working Capital of the Company Group as of the Effective Time but without taking into consideration the Closing Transactions.

“Closing Transactions” is defined in Section 3.2.

“Closing Working Capital Adjustment Amount” means, as applicable, the Positive Closing Working Capital Adjustment Amount or the Negative Closing Working Capital Adjustment Amount.

“COBRA” means the group health plan continuation of coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Legal Requirement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Group” means MALP, MFM Acquisition, HoldCo and the Company.

“Company Group’s Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company Group in the preparation of the Audited Statements for the fiscal year ended December 25, 2011.

“Company Group’s Lenders” is defined in Section 8.1(D)(3).

“Confidential Information” is defined in Section 11.4(C).

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required or necessary for any of (a) the execution, delivery or performance of this Agreement or any other Transaction Document, (b) the consummation of any Closing Transaction or other transactions contemplated hereby or by any other Transaction Document, or (c) the operation of the Company Group’s Business by the Company Group after Closing in the Ordinary Course, whether such requirement or necessity arises pursuant to any Legal Requirement, Contract, Lease or License (including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, Lease or License).

“Contract” means any oral or written agreement, instrument, license, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which any Person is a party.

“Current Assets” means, as of any date of determination, the sum of the net book values of the current assets of the Company Group in the accounts set forth in the “Current Assets” section on Schedule 2.2(A)(2), subject to the “Adjustments to Current Assets” set forth on such schedule, calculated in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the Company Group’s Accounting Practices and Procedures.

“Current Liabilities” means, as of any date of determination, the sum of the net book values of the current liabilities of the Company Group in the accounts set forth in the “Current Liabilities” section on Schedule 2.2(A)(2), subject to the “Adjustments to Current Liabilities” set forth on such schedule, calculated in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the Company Group’s Accounting Practices and Procedures. Current Liabilities will not include any amounts included in the Closing Indebtedness.

“CW Parent” is defined in the preamble to this Agreement.

“Divin” is defined in the preamble to this Agreement.

“Effective Time” is defined in Section 3.1.

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as such term is defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as such term is defined in ERISA Section 3(1).

“Environmental and Safety Requirements” means all Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, discharge, release, threatened release, control, or cleanup of Hazardous Substances, each as now in effect.

“Environmental Permits” is defined in Section 6.18(B).

“Equity Security” means (i) any capital stock or other equity security, (ii) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing any profit participation features, (iii) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing profit participation features, or (iv) any stock appreciation rights, phantom stock rights or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, and treated as a single employer with any member of the Company Group.

“Escrow Account” is defined in Section 2.2(C)(1).

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” means an escrow agreement dated as of the Closing Date by and among the Sellers’ Representative, the Buyer Parties and the Escrow Agent substantially in the form attached to this Agreement as Exhibit A.

“Escrow Funds” is defined in Section 2.2(C)(1).

“Estimated Closing Working Capital” is defined in Section 2.2(A)(2).

“Estimated Closing Working Capital Adjustment Amount” is defined in Section 2.2(A)(2).

“Fiduciary” is defined in ERISA Section 3(21).

“Final Adjustment Amount” is defined in Section 2.3(D).

“Final Purchase Price” is defined in Section 2.3(D).

“Financial Statements” is defined in Section 6.5(A).

“Foreman” is defined in the preamble to this Agreement.

“Funds Flow Statement” means the instructions (including wiring instructions) for delivering the Preliminary Purchase Price, to the Persons and in the amounts set forth thereon, dated as of the Closing Date and agreed upon by the Sellers’ Representative and the Buyer Parties.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied on a basis consistent with the application of such principles in the Audited Statements.

“General Survival Period Expiration Date” is defined in Section 10.1(A).

“Governmental Entity” means any government, agency, governmental department, commission, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials or any other substances exposure to which is regulated, limited or prohibited under any Environmental and Safety Requirement.

“HoldCo” is defined in the preamble to this Agreement.

“HoldCo LLC Agreement” means that certain Amended and Restated Operating Agreement of HoldCo, dated as of September 30, 2009, by and among HoldCo, MFM Acquisition and each of the Sellers.

“HoldCo Units” is defined in the recitals to this Agreement.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Leased Real Property (including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures).

“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness (including interest, fees and prepayment premiums or penalties thereon) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness guaranteed by a member of the Company Group, (iv) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (v) obligations of such Person under conditional sale or other title retention agreements related to property purchased by such Person, (vi) all net monetary obligations of such Person in respect of interest rate cap, swap, collar or similar transactions or currency swap or hedging transactions, (vii) obligations of such Person under acceptance, letter of credit or similar facilities, and (viii) any indebtedness secured by a Lien on a Person’s assets.

“Indemnified Party” is defined in Section 10.3(A).

“Indemnifying Party” is defined in Section 10.3(A).

“Independent Auditor” means Crowe Horwath LLP.

“Interest” has the meaning ascribed to such term in the applicable Call Option Agreement.

“Inventory” means the Company Group’s goods, products and other items (whether supplies, goods in process, raw material or products for resale) treated as inventory in accordance with the Company Group’s Accounting Practices and Procedures.

“Investigating Parties” is defined in Section 8.3.

“J. Bloch” is defined in the preamble to this Agreement.

“Latest Balance Sheet” is defined in Section 6.5(A)(2).

“Leased Real Property” is defined in Section 6.7(B).

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any member of the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any member of the Company Group thereunder.

“Legal Requirement” means any domestic or foreign federal, state, provincial, municipal or local laws (including common law), statutes, regulations, codes, orders, directives or ordinances of any Governmental Entity.

“Liability” means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether known or unknown, and whether due or to become due), including any liability for Taxes.

“Licenses” means all licenses, permits (including the Environmental Permits), franchises, certificates and other authorizations issued by any Governmental Entity to or held by any member of the Company Group and required for the operation of the Company Group’s Business, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, charge, restriction on transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Loss” or “Losses” means all losses, Liabilities, deficiencies, damages, Taxes, expenses (including reasonable legal, consultant and expert expenses) and costs arising from or incurred by an Indemnified Party in connection with any Proceeding (including any reasonable expenses or costs of investigation or defense incurred in connection therewith) relating to any matter subject to indemnification under ARTICLE 10.

“M. Bloch” is defined in the preamble to this Agreement.

“MALP” is defined in the preamble to this Agreement.

“MALP Call Option Interests” is defined in Section 2.1(E).

“MALP Partnership Agreement” means that certain Agreement of Limited Partnership, dated as of February 25, 2008, as first amended on September 30, 2009, by and among WRCA, MFM Acquisition Inc., MFM Acquisition II Inc., and SCP/MFM II.

“MALP Partnership Interests” is defined in the recitals to this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development, that individually or in the aggregate, has had, or reasonably could be expected to have, a material adverse effect on the assets, Business, condition (financial or otherwise) or results of operations of the Company Group, taken as whole, excluding any change, event or effect arising from or related to: (i) economic conditions affecting the industries in which the Company operates so long as such conditions do not have a disproportionate effect on the Company relative to other similarly situated participants in the industries or markets in which it operates; (ii) acts of terrorism, acts of war or the escalation of hostilities so long as such acts do not have a disproportionate effect on the Company relative to other similarly situated participants in the industries or markets in which it operates; (iii) financial, banking or securities markets affecting the industries in which the Company operates (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity so long as such changes do not have a disproportionate effect on the Company relative to other similarly situated participants in the industries or markets in which it operates; or (v) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying events, changes, causes or effects of such failures shall not be excluded).

“MFM II Call Option” is defined in the recitals to this Agreement.

“MFM Acquisition” is defined in the preamble to this Agreement.

“MFM Acquisition Inc.” is defined in the preamble to this Agreement.

“MFM Acquisition II Inc.” is defined in the preamble to this Agreement.

“MFM Acquisition LLC Agreement” means that certain Amended and Restated Operating Agreement of MFM Acquisition, dated as of September 30, 2009, by and among MFM Acquisition, MALP and each Parent.

“MFM Acquisition Units” is defined in the recitals to this Agreement.

“Mid-Atlantic” is defined in the preamble to this Agreement.

“Negative Closing Working Capital Adjustment Amount” means, if the Target Net Working Capital is greater than the Closing Net Working Capital, the difference between the Target Net Working Capital and the Closing Net Working Capital.

“Net Working Capital” means, as of a particular date, Current Assets minus Current Liabilities.

“Notice of Disagreement” is defined in Section 2.3(A)(2).

“Ordinary Course” means, with respect to any Person, in the ordinary course of that Person’s business consistent with past practice, including as to the quantity, quality and frequency.

“Parent” or “Parents” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permitted Liens” means:

(i)	Liens on assets arising by operation of any Legal Requirement and securing the payment of Taxes which are not yet due and payable;

(ii)	mechanics’, carriers’, workers’, repairers’, and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the Ordinary Course;

(iii)	imperfections of title, easements and covenants of record, none of which materially detracts from the value of or materially impairs the use of the assets of the Company Group’s Business; and

(iv)	Liens under any Indebtedness being repaid in full at Closing.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

“Positive Closing Working Capital Adjustment Amount” means, if the Closing Net Working Capital is greater than the Target Net Working Capital, the difference between the Closing Net Working Capital and the Target Net Working Capital.

“Post-Closing Period” means any Taxable period or portion thereof which is not a Pre-Closing Period.

“Pre-Closing Period” means any Taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods and portions. If a Taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the Taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

“Preliminary Purchase Price” is defined in Section 2.2(B).

“Pro Rata Percentage” means, with respect to each Sorenson Party and Seller, the percentage (which percentage reflects such Person’s direct or indirect ownership percentage in HoldCo) set forth opposite the name of such Person on Annex II.

“Proceeding” means any action, suit, summons, investigation, audit, arbitration, citation or subpoena of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, whether at law or in equity or otherwise.

“Prohibited Transaction” is defined in ERISA Section 406 and Code Section 4975.

“Proprietary Rights” means all of the following items owned by, issued to or licensed to a member of the Company Group, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (c) copyrights, registered or unregistered, and copyrightable works; (d) domain names; (e) mask works; (f) all registrations, applications and renewals for any of the foregoing; (g) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (h) computer software and software systems (including data compilations, databases and related documentation); (i) rights of publicity, persona rights or other rights to use indicia of any Person’s personality; (j) licenses or other agreements to or from third parties regarding the foregoing; and (k) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 6.10(A).

“Purchase Price” is defined in Section 2.1(F).

“Purchase Price Allocation” is defined in Section 10.4(H).

“Purchased Securities” is defined in the recitals to this Agreement.

“Restrictive Covenants” is defined in Section 9.4(E).

“SCP” is defined in the preamble to this Agreement.

“SCP/MFM” is defined in the preamble to this Agreement.

“SCP/MFM II” is defined in the preamble to this Agreement.

“SCP/MFM II Call Option” is defined in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitee” is defined in Section 10.2(B).

“Seller Parties” means each of the Parties specified in the preamble to this Agreement except for the Buyer Parties.

“Seller Party Proposed Allocation” is defined in Section 10.4(H).

“Seller Party Transaction Expenses” means any fees and expenses incurred by the Company Group, on their behalf or on behalf of any Sorenson Party or Seller, (i) in respect of the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations and the consummation of the transactions hereunder and thereunder, including the fees and expenses payable to BlackArch Partners, (ii) any transaction, incentive or stay bonus or severance, termination or change of control payment payable to any Person by any member of the Company Group, including but not limited to the Transaction Bonus Agreements, and (iii) all of the fees, costs, expenses and premiums for the insurance policy referred to in Section 9.6.

“Sellers” is defined in the preamble to this Agreement.

“Sellers’ Representative” is defined in Section 11.13(A).

“Sellers’ Representative Expense Account” is defined in Section 2.2(C)(2).

“Sorenson Party” or “Sorenson Parties” is defined in the preamble to this Agreement.

“Straddle Period” is defined in Section 10.4(C).

“Target Net Working Capital” means $12,540,525.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other charge of any Governmental Entity, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Return” means any return, declaration or report required by any Taxing Authority to be filed in connection with the determination, assessment or collection of Taxes.

“Tax Sharing Agreement” means any unexpired agreement with any Taxing Authority (including any advance pricing agreement, closing agreement or accounting method agreement) and any other agreement the principal purpose of which is the allocation, sharing or indemnification of Taxes, excluding (for the avoidance of doubt) any lease, purchase order, supply Contract, loan agreement or other Contract entered into in the Ordinary Course.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Bonus Agreements” is defined in Section 2.2(C)(6).

“Transaction Bonus Amounts” means the amounts payable pursuant to the Transaction Bonus Agreements.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Funds Flow Statement and any other agreement or certificate contemplated hereby.

“Treasury Regulations” means the regulations promulgated or proposed by the United States Treasury Department under the Code.

“West Rim II” is defined in the preamble to this Agreement.

“West Rim II-A” is defined in the preamble to this Agreement.

“West Rim II-B” is defined in the preamble to this Agreement.

“West Rim II-B Call Option Agreement” means that certain Call Option Agreement dated as of September 30, 2009 by and between West Rim II-B and MFM Acquisition II Inc. pursuant to which West Rim II-B acquired the option to purchase the Interests in MALP held by MFM Acquisition II Inc.

“West Rim II-B Call Option Price” means the option exercise price for the West Rim II-B Call Option Agreement.

“WRCA” is defined in the preamble to this Agreement.

“WRCIP” is defined in the preamble to this Agreement.

“WRCIP Call Option Agreement” means that certain Call Option Agreement dated as of September 30, 2009 by and between WRCIP and SCP/MFM II pursuant to which WRCIP acquired the option to purchase the Interests in MALP held by SCP/MFM II.

“WRCIP Call Option Price” means the option exercise price for the WRCIP Call Option Agreement.

1.2. Interpretation.

The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, exhibit, annex and schedule references contained in this Agreement are references to sections, clauses, annexes, exhibits and schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms “knowledge” or “aware” with respect to the Seller Parties will include the actual conscious awareness, after reasonable inquiry, of J. Bloch, M. Bloch, Peter Bozzo, Rob Elliot, Jeff Goebel and Luke Sorenson; provided that each reference to “knowledge” in Sections 6.14(A), 6.21, 6.24(B) and 6.28 shall be without any duty of reasonable inquiry.

ARTICLE 2.

PURCHASE AND SALE OF EQUITY SECURITIES

2.1. Sale of Purchased Securities to the Buyer Parties.

On the Closing Date and in accordance with Annex I:

(A) The Buyer Parties shall purchase from MFM Acquisition Inc. and WRCA, and each of MFM Acquisition Inc. and WRCA shall sell, convey, assign, transfer and deliver to the Buyer Parties, the MALP Partnership Interests directly held by such Person (free and clear of any Liens) set forth on Schedule 2.1(A) under the heading “MALP Partnership Interests.”

(B) The Buyer Parties shall purchase from West Rim II-B and WRCIP, and each of West Rim II-B and WRCIP shall sell, convey, assign, transfer and deliver to the Buyer Parties, the Call Options (free and clear of any Liens) held by West Rim II-B and WRCIP.

(C) CW Parent shall purchase from each Parent, and each Parent shall sell, convey, assign, transfer and deliver to CW Parent, the MFM Acquisition Units directly held by such Parent (free and clear of any Liens) set forth on Schedule 2.1(C) under the heading “MFM Acquisition Units to be Sold.”

(D) CW Parent shall purchase from each Seller, and each Seller shall sell, convey, assign, transfer and deliver to CW Parent, the HoldCo Units (free and clear of any Liens) set forth on Schedule 2.1(D) under the heading “HoldCo Units to be Sold.”

(E) The Buyer Parties shall exercise the Call Options and each of MFM Acquisition II Inc. and SCP/MFM II shall sell, convey, assign, transfer and deliver to the Buyer Parties, its Interests in MALP (collectively, the “MALP Call Option Interests”) (free and clear of any Liens) set forth on Schedule 2.1(E) under the heading “MALP Call Option Interests to be Sold.”

(F) The aggregate purchase price for the Purchased Securities to be sold to the Buyer Parties pursuant to Sections 2.1(A)-(E) shall be an amount equal to (i) fifty three million three hundred thousand dollars ($53,300,000), plus (ii) the Positive Closing Working Capital Adjustment Amount, if any; minus (iii) the Negative Closing Working Capital Adjustment Amount, if any (the “Purchase Price”).

(G) In exchange for MALP Call Option Interests to be sold pursuant to Section 2.1(E) (and pursuant to the terms of the Call Options), the Buyer Parties shall pay to MFM Acquisition II Inc. and SCP/MFM II the Aggregate Call Option Exercise Price.

2.2. Preliminary Purchase Price; Closing Payments.

(A) Estimated Adjustments. Prior to the Closing, the Sellers’ Representative prepared and submitted to the Buyer Parties the following materials:

(1) a written statement setting forth (i) the Closing Indebtedness, together with an itemization and description of such Closing Indebtedness and all applicable payoff letters, and (ii) the Closing Cash;

(2) a preliminary Closing Balance Sheet, accompanied by a statement setting forth in good faith its estimate of the Closing Net Working Capital, together with an itemization of the components thereof (the “Estimated Closing Working Capital”), and the estimated Closing Working Capital Adjustment Amount based on the Estimated Closing Working Capital (the “Estimated

Closing Working Capital Adjustment Amount”). The preliminary Closing Balance Sheet will be prepared in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the Company Group’s Accounting Practices and Procedures and utilizing the methodology used to prepare Schedule 2.2(A)(2); provided, further, that only the accounts listed on Schedule 2.2(A)(2) will be utilized to determine the balances used to calculate Closing Net Working Capital as of the Closing Date; and provided further, that in preparing the preliminary Closing Balance Sheet and calculating the Estimated Closing Working Capital and Estimated Closing Working Capital Adjustment Amount, (i) Inventory is valued at the actual per pallet cost; (ii) no amount in excess of applicable reserves is reflected with respect to Inventory that is damaged to the extent that would make it commercially un-saleable in the Ordinary Course, beyond the stated expiration date, or frozen and refrozen; (iii) no amount is reflected with respect to accounts receivable (X) that are subject to dispute, offset, counterclaim or other claim or defense, (Y) that are past due by ninety (90) days or greater, or (Z) that are not evidenced by an invoice rendered to the customer; and (iv) the calculation of the Estimated Closing Working Capital and Estimated Closing Working Capital Adjustment Amount takes into account any rebates, bill backs or other discounts that were agreed upon by the Company Group prior to the Closing Date. For clarity and the avoidance of doubt, no party shall have any Liability under ARTICLE 10 of this Agreement as a result of a breach of any representation, warranty or covenant set forth in this Section 2.2(A) and the sole recourse of the parties related to any such breach shall be through the adjustment and reconciliation procedures set forth in Section 2.3 herein; and

(3) a written statement setting forth in good faith its estimate of the Seller Party Transaction Expenses, together with an itemization and description of such expenses.

(B) Preliminary Purchase Price Calculation. The Purchase Price based on the Estimated Closing Working Capital Adjustment Amount is referred to as the “Preliminary Purchase Price.”

(C) Payment of Preliminary Purchase Price. At Closing, the Buyer Parties shall pay the Preliminary Purchase Price, by wire transfer of immediately available funds to the accounts and in the amounts designated in the Funds Flow Statement delivered at the Closing, as follows:

(1) an amount equal to ten percent (10.00%) of the Preliminary Purchase Price (the “Escrow Funds”) by wire transfer of immediately available funds to an account (the “Escrow Account”) designated in writing by the Escrow Agent pursuant to the Escrow Agreement and, except as otherwise provided for in the Escrow Agreement, such funds shall be held until disbursement in accordance with the terms of the Escrow Agreement. Each Sorenson Party and Seller shall be entitled to receive its Pro Rata Percentage of any portion of the Escrow Account released following the Closing by the Escrow Agent for the benefit of the Sorenson Parties and the Sellers;

(2) an amount equal to one million dollars ($1,000,000) by wire transfer of immediately available funds to an account established by the Sellers’ Representative (the “Sellers’ Representative Expense Account”). The Sellers’ Representative Expense Account shall be used to fund any expenses incurred by the Sellers’ Representative in the performance of its duties and obligations hereunder. The Sellers’ Representative Expense Account will be held by the Sellers’ Representative until such time as the Sellers’ Representative determines, in its sole discretion, that the Sorenson Parties and the Sellers shall have no further material expenses to be incurred in connection with the transactions contemplated by this Agreement. Any portion of the Sellers’ Representative Expense Account remaining after such date shall be paid by the Sellers’ Representative to the Sorenson Parties and the Sellers, with each Sorenson Party or Seller, as applicable, receiving its Pro Rata Percentage of such remaining amounts;

(3) an amount equal to all Indebtedness of the Company Group;

(4) an amount equal to the Seller Party Transaction Expenses (minus the amounts paid in accordance with clause (6) below);

(5) an amount equal to the Aggregate Call Option Exercise Price to MFM Acquisition II Inc. and SCP/MFM II; and

(6) an amount equal to the Transaction Bonus Amounts payable pursuant to the agreements set forth on Schedule 2.2(C)(6) (each, a “Transaction Bonus Amount”); and

(7) the balance (i.e., the Preliminary Purchase Price minus the amounts paid in accordance with clauses (1)-(6) above), to each Sorenson Party (other than MFM Acquisition II Inc. and SCP/MFM II) and Seller in accordance with the Funds Flow Statement.

(D) The Parties agree for all Tax purposes: (i) the right of the Sorenson Parties and the Sellers to disbursements from the Escrow Account shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) the Buyer Parties shall be treated as the owners of the Escrow Account, and all interest and earnings earned from the investment and reinvestment of the Escrow Account, or any portion thereof, shall be allocable to the Buyer Parties pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; and (iii) if and to the extent any portion of the Escrow Account is actually distributed to the Sorenson Parties and the Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, and (iv) in no event shall the total amount of the Escrow Account and any interest and other earnings thereon paid to the Sorenson Parties and the Sellers under this Agreement exceed an amount equal to $5,430,000. Clause (iv) of the preceding sentence is intended to ensure that the Sorenson Parties’ and the Sellers’ right to the Escrow Account and any interest and other earnings thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury

Regulations promulgated thereunder. The Parties further agree that: (i) the Sorenson Parties and the Sellers shall be entitled to a deduction (or the benefit of a deduction) for the payment or obligation to make payment of the amounts owing to the Bonus Recipients under the Transaction Bonus Agreements, and (ii) the Buyer Parties shall not claim or be entitled to a deduction (or the benefit of a deduction) for the payment or obligation to make payment of the amounts owing to the Bonus Recipients under the Transaction Bonus Agreements (except for depreciation or amortization deductions resulting from the Transaction Bonus Amounts being treated as additional Purchase Price) .

2.3. Post-Closing Adjustment to Preliminary Purchase Price.

(A) Within forty five (45) days after the Closing Date, the Buyer Parties shall prepare and deliver to the Sellers’ Representative, the following:

(1) a Closing Balance Sheet, accompanied by a statement setting forth (i) the Closing Net Working Capital, (ii) the Closing Cash, and (iii) the proposed Final Adjustment Amount (the “Adjustment Statement”);

(2) The Closing Balance Sheet will be prepared by Buyer Parties utilizing the same accounting principles, practices, policies, procedures and methodologies used in preparing the Latest Balance Sheet. The Adjustment Statement will include, as supplemental information, a detailed list of the elements that comprise the items required by clauses (i), (ii) and (iii) of Section 2.3(A)(1) and a brief explanation thereof. During the thirty (30) days immediately following the Sellers’ Representative’s receipt of the Adjustment Statement, the Sellers’ Representative will be entitled to review the working papers relating to the Adjustment Statement and the Buyer Parties will provide the Sellers’ Representative with reasonable access (during normal business hours) to such other books and records and the Buyer Parties’ personnel (without the requirement of Buyer’s or the Company Group’s counsel being present) as reasonably requested by the Sellers’ Representative in connection with its review of the Adjustment Statement. The Adjustment Statement will become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by the Sellers’ Representative unless the Sellers’ Representative gives written notice of its disagreement (a “Notice of Disagreement”) to the Buyer Parties prior to such date.

(3) If a timely Notice of Disagreement is received by the Buyer Parties, then the applicable Adjustment Statement (as revised in accordance with clause (i) or (ii) below) will become final and binding upon the Parties on the earlier of (i) the date the Buyer Parties and the Sellers’ Representative resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, the Buyer Parties and the Sellers’ Representative will consult in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement.

(B) At the end of such thirty (30) day consultation period, if the Buyer Parties and the Sellers’ Representative have not resolved their disputes, the Sellers’ Representative and the Buyer Parties shall submit any and all matters which remain in dispute and which were properly included in the Notice of Disagreement to the Independent Auditor. The Independent Auditor will work to resolve such dispute promptly and, in any event, within sixty (60) days from the date the dispute is submitted to the Independent Auditor. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the Parties. If issues are submitted to the Independent Auditor for resolution, the Sellers’ Representative and the Buyer Parties shall furnish or cause to be furnished to the Independent Auditor such work papers and other documents and information related to the disputed issues as the Independent Auditor may request and as are available to that party or its agents and shall be afforded the opportunity to present to the Independent Auditor any material relating to the disputed issues and to discuss issues with the Independent Auditor. The Independent Auditor will finalize the Closing Balance Sheet and determine the Final Adjustment Amount by selecting with respect to each item in dispute an amount between or equal to the Buyer Parties’ position as set forth in the Adjustment Statement or the Sellers’ Representative’s position as set forth in the Notice of Disagreement. The Independent Auditor will act as an arbitrator to determine the Final Adjustment Amount, based solely on presentations by the Buyer Parties and the Sellers’ Representative (and not by independent review); provided, however, upon the request of the Buyer Parties or the Sellers’ Representative, the Independent Auditor will perform an independent review or audit or other more focused independent engagement which the Independent Auditor determines in its discretion is necessary to resolve fairly the dispute in accordance with the terms and conditions of this Section 2.3(B).

(C) In the event the Buyer Parties and the Sellers’ Representative submit any unresolved disputes to an Independent Auditor for resolution as provided in Section 2.3(B), the Buyer Parties and the Sellers’ Representative will each share responsibility for 50% of the fees and expenses of the Independent Auditor.

(D) The determination of the amount by which the Preliminary Purchase Price will be adjusted so that the consideration paid equals the Purchase Price (the “Final Adjustment Amount”) will be determined by agreement of the Parties or by the Independent Auditor, as applicable, and will be final and binding on the Parties. For purposes of this Agreement, “Final Purchase Price” means the (i) Preliminary Purchase Price, plus or minus (ii) the Final Adjustment Amount, plus (iii) the Closing Cash; provided that no adjustment to the Final Purchase Price shall be made in respect of Cash in an amount equal to $762,393.36 included on the Funds Flow Statement and paid to or on behalf of the Sellers and Sorenson Parties at the Closing.

(E) To the extent that (i) the Preliminary Purchase Price is greater than the Final Purchase Price, the Sorenson Parties and the Sellers shall pay the Final Adjustment Amount to the Buyer Parties within five (5) Business Days of the final determination of such amount pursuant to this Section 2.3 by authorizing the release of such amount from the Escrow Account, or (ii) the Preliminary Purchase Price is less than the Final Purchase Price, the Buyer

Parties shall pay the Final Adjustment Amount to the Sellers’ Representative within five (5) Business Days of the final determination of such amount pursuant to this Section 2.3, in each case by wire transfer of immediately available funds to an account designated by the Buyer Parties or the Sellers’ Representative, as applicable.

ARTICLE 3.

CLOSING

3.1. Closing Date.

The closing of the Closing Transactions (the “Closing”) will occur on the date hereof. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing will be deemed effective as of 11:59 p.m. local time on the Closing Date (the “Effective Time”).

3.2. Closing Transaction.

At the Closing, the Seller Parties and the Buyer Parties will consummate the following transactions (collectively, the “Closing Transactions”): (i) the Seller Parties will deliver to the Buyer Parties and the Escrow Agent, as applicable, the various certificates, instruments, and documents referred to in Section 8.1 below, and (ii) the Buyer Parties will deliver to the Escrow Agent and the Seller Parties, as applicable, the Preliminary Purchase Price and the various certificates, instruments, and documents referred to in Section 8.2 below.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES REGARDING THE SORENSON PARTIES

As a material inducement to the Buyer Parties to enter into this Agreement, each Sorenson Party hereby makes the following representations and warranties set forth in this ARTICLE 4 with respect to itself:

4.1. Organization of the Sorenson Parties.

(A) Each of West Rim II-B, WRCIP, SCP, West Rim II, West Rim II-A and WRCA is a limited partnership, validly existing, and in good standing (or having comparable active status) under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified.

(B) Each of MFM Acquisition Inc., MFM Acquisition II Inc., SCP/MFM and SCP/MFM II is a corporation, validly existing, and in good standing (or having comparable active status) under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified.

4.2. Authorization of Closing Transactions.

Such Sorenson Party has the requisite limited partnership or corporate power, as applicable, and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which such Sorenson Party is a party constitutes a valid and legally binding obligation of such Sorenson Party, enforceable in accordance with its terms and conditions, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies. Such Sorenson Party is not required to give any notice to, make any filing with, or obtain any authorization, Consent, or approval of any Governmental Entity to consummate the transactions described in this Agreement or by the Transaction Documents to which it is a party. The execution, delivery, and performance of this Agreement and such Transaction Documents have been duly authorized by all necessary limited partnership or corporate power, as applicable, on behalf of such Sorenson Party. No other action on the part of such Sorenson Party is necessary to approve and authorize such Sorenson Party’s execution and delivery of this Agreement or any other Transaction Document to which such Sorenson Party is a party or the performance of its obligations hereunder or thereunder.

4.3. Absence of Conflicts.

The execution, delivery or performance by such Sorenson Party of this Agreement or any other Transaction Document to which such Sorenson Party is a party:

(A) does not and will not (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of any member of the Company Group or a Sorenson Party, in each case under the provisions of the Charter Documents of such Sorenson Party or any indenture, license, mortgage, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which such Sorenson Party or any of its assets is bound; and

(B) without limiting clause (A) above, does not require any Consent of any Governmental Entity or any other Person.

4.4. Brokers’ Fees.

Other than the fees and expenses owed to BlackArch Partners (which fees and expenses shall be included in the Seller Party Transaction Expenses), no such Sorenson Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent or any other Person with respect to the transactions contemplated by this Agreement.

4.5. Purchased Securities held by the Sorenson Parties.

Such Sorenson Party holds of record and owns beneficially the Purchased Securities set forth next to its name on Schedule 4.5, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Except as set forth on Schedule 4.5, no such Sorenson Party is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Sorenson Party to sell, transfer, or otherwise dispose of any Purchased Security (other than this Agreement). Except as set forth on Schedule 4.5, no such Sorenson Party is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or control of any Purchased Security.

4.6. Call Option Agreements.

(A) Each of West Rim II-B and MFM Acquisition II Inc. represent and warrant that, West Rim II-B and MFM Acquisition II Inc. are parties to the West Rim II-B Call Option Agreement and such West Rim II-B Call Option Agreement is in full force and effect and will be in full force and effect and exercisable immediately following the Buyer Parties’ purchase of the MFM II Call Option at the Closing.

(B) Each of WRCIP and SCP/MFM II represent and warrant that, WRCIP and SCP/MFM II are parties to the WRCIP Call Option Agreement and such WRCIP Call Option Agreement is in full force and effect and will be in full force and effect and exercisable immediately following the Buyer Parties’ purchase of the SCP/MFM II Call Option at the Closing.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement to the Buyer Parties to enter into this Agreement, each Seller hereby makes the following representations and warranties set forth in this ARTICLE 5 with respect to itself:

5.1. Organization of the Sellers.

Such Seller, as applicable, is an entity, validly existing, and in good standing (or having comparable active status) under the laws of the jurisdiction of its incorporation or other formation and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement or the operation of its business requires it to be so qualified.

5.2. Authorization of Closing Transactions.

Each Seller has the requisite entity power and authority or capacity to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents to which such Seller is a party constitutes a valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on availability of equitable remedies. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, Consent, or approval of any Governmental Entity to consummate the transactions described in this Agreement or by the

Transaction Documents to which it is a party. The execution, delivery, and performance of this Agreement and such Transaction Documents have been duly authorized by all necessary entity action, as applicable, on behalf of such Seller. No other action on the part of such Seller is necessary to approve and authorize such Seller’s execution and delivery of this Agreement or any other Transaction Document to which such Seller is a party or the performance of its obligations hereunder or thereunder.

5.3. Absence of Conflicts.

The execution, delivery or performance by such Seller of this Agreement or any other Transaction Document to which such Seller is a party:

(A) does not and will not (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of any member of the Company Group or a Seller, in each case under the provisions of the Charter Documents of such Seller, as applicable, or any indenture, license, mortgage, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which such Seller or any of its assets is bound; and

(B) without limiting clause (A) above, does not require any Consent of any Governmental Entity or any other Person.

5.4. Brokers’ Fees.

Other than the fees and expenses owed to BlackArch Partners (which fees and expenses shall be included in the Seller Party Transaction Expenses), no such Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5. Securities.

Such Seller holds of record and owns beneficially only the HoldCo Units set forth next to its name on Schedule 5.5, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Except as set forth on Schedule 5.5, no such Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Equity Security of HoldCo (other than this Agreement). Except as set forth on Schedule 5.5, no such Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Security of HoldCo.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SORENSON PARTIES REGARDING THE COMPANY GROUP

As a material inducement to the Buyer Parties to enter into this Agreement, the Sellers (other than Buckeye and Buckeye II) and the Sorenson Parties jointly and severally make the following representations and warranties with respect to the Company Group set forth in this ARTICLE 6:

6.1. Organization and Power.

Each member of the Company Group is a limited liability company or limited partnership, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each member of the Company Group has the requisite entity power necessary to carry on the Company Group’s Business as presently conducted.

6.2. Authorization of Closing Transactions.

Each member of the Company Group has the requisite entity power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each member of the Company Group has duly authorized its execution, delivery and performance of this Agreement and all other Transaction Documents to which it is a party. This Agreement and each of the other Transaction Documents to which any member of the Company Group is a party constitutes a valid and binding obligation of such member of the Company Group, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies. No other action on the part of any member of the Company Group is necessary to approve and authorize such member of the Company Group’s execution and delivery of this Agreement or any other Transaction Document to which such member of the Company Group is a party or the performance of its obligations hereunder or thereunder.

6.3. Capitalization; Subsidiaries.

(A) As of the date hereof, there are issued and outstanding Equity Securities of each member of the Company Group held of record as indicated on Schedule 6.3(A). All of such outstanding Equity Securities of each member of the Company Group have been or will be as of the Closing validly issued and fully paid and nonassessable.

(B) Except as set forth on Schedule 6.3(B), there are no outstanding Equity Securities of any member of the Company Group, or Contracts, commitments, understandings or arrangements by which any member of the Company Group is or may become bound to issue any Equity Securities of any member of the Company Group.

(C) Except as set forth on Schedule 6.3(C), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Securities of any member of the Company Group.

(D) Except as set forth on Schedule 6.3(D), all outstanding Equity Securities of any member of the Company Group held by another member of the Company Group are owned free and clear of all Liens

(E) Except as set forth on Schedule 6.3(E), none of the Equity Securities of any member of the Company Group has been issued in violation of, or is subject to, any preemptive or subscription rights or rights of first refusal. No member of the Company Group has violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its Equity Securities.

6.4. Absence of Conflicts.

Except as set forth on Schedule 6.4, the execution, delivery or performance by any member of the Company Group of this Agreement or any other Transaction Document to which such member of the Company Group is a party:

(A) does not and will not (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of such member of the Company Group, in each case, with the exception of subsection (v), under (a) the provisions of the Charter Documents of such member of the Company Group or (b) any indenture, License, mortgage, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which any member of the Company Group or any of their assets is bound;

(B) without limiting clause (A) above, does not require any Consent of any Governmental Entity or any other Person; and

(C) does not and will not contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company Group.

6.5. Financial Statements.

(A) Attached as Schedule 6.5(A) are the following (collectively, the “Financial Statements”):

(1) the audited balance sheets of the Company for the last day of, and the related statements of income and cash flows for, the fiscal years ended on December 25, 2010 and December 26, 2011 (the “Audited Statements”); and

(2) the unaudited balance sheet of the Company dated as of, and the related statements of income and cash flows for the six (6) month period ended on, June 30, 2012 (the “Latest Balance Sheet”).

(B) Each such Financial Statement (in each case including the notes and auditors’ reports thereto, if any) has been prepared in accordance with GAAP subject, in the case of the Financial Statements described in Section 6.5(A)(2), to (i) a lack of footnotes (that, if presented, would not differ materially from those included in the Audited Statements for the fiscal year ended on December 26, 2011), and (ii) customary year-end adjustments (the effect of which will not, individually or in the aggregate, be material), and each such Financial Statement presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company Group as of such dates and for the applicable periods then ended.

(C) Other than its ownership of Equity Securities in MFM Acquisition, MALP has no assets or Liabilities. Other than its ownership of Equity Securities in HoldCo, MFM Acquisition has no assets or Liabilities.

6.6. Certain Developments.

Except as set forth on Schedule 6.6, during the period beginning on December 26, 2011 and ending on the Closing Date, (i) each member of the Company Group has conducted the Business in the Ordinary Course and (ii) no member of the Company Group has:

(A) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than sales of Inventory in the Ordinary Course;

(B) entered into, terminated, amended or modified any Contract (or series of related Contracts) outside the Ordinary Course

(C) terminated, amended or modified any Contract (or series of related Contracts) with a customer or supplier other than purchase orders entered into in the Ordinary Course;

(D) entered into any Contract (or series of related Contracts) with any Sorenson Party or any Affiliate of a member of the Company Group;

(E) entered into any fixed pricing arrangement with a customer of any member of the Company Group, except as described on Schedule 6.9(C);

(F) accelerated, terminated, modified, or cancelled any Contract, (or series of related Contracts) involving more than $50,000 (individually or in the aggregate) to which such member of the Company Group is a party or by which it (or any of its assets) is bound;

(G) imposed any Lien (other than Permitted Liens) upon any of its assets, tangible or intangible;

(H) made any capital expenditure (or series of related capital expenditures) involving more than $25,000 individually;

(I) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions);

(J) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(K) declared, set aside, or paid any dividend or made, or made any commitment to make, any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;

(L) entered into any employment Contract or collective bargaining agreement with respect to any Company Group employee, written or oral, or modified the terms of any existing such Contract or agreement;

(M) adopted, amended, modified, or terminated any Benefit Plan, any profit sharing, incentive, severance, or other plan or Contract or commitment for the benefit of any Company Group employee;

(N) made or granted any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any Company Group employee, except pursuant to the express terms of any Contract which is described on Schedule 6.9(A);

(O) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of any member of the Company Group in excess of $25,000 in the aggregate;

(P) issued, sold or delivered Equity Securities or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Securities;

(Q) effected any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(R) amended its Charter Documents;

(S) made any redemption or purchase of any Equity Securities;

(T) declared or paid any non-cash dividend or made any other non-cash distribution to any member of the Company Group’s members or equityholders whether or not upon or in respect of any Equity Securities;

(U) cancelled any Indebtedness or waived any claims or rights of substantial value;

(V) made any change in any method of financial accounting or accounting practice or policy other than those required by GAAP;

(W) acquired by merging or consolidating with, or by purchasing any of the assets of, or by any other manner, any Person or division thereof;

(X) authorized or adopted a plan of liquidation or dissolution;

(Y) entered into any new line of business;

(Z) entered into a settlement or compromise of any pending or threatened Proceeding;

(AA) suffered any Material Adverse Effect;

(BB) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Proprietary Right; or

(CC) agreed, whether in writing or otherwise, to take any action described in this Section 6.6.

6.7. Leased Real Property.

(A) Other than the leasehold interests in the Leased Real Property, no member of the Company Group owns any interest, or has the right or obligation to acquire any interest, in any real property. No member of the Company Group has at any time owned any fee interest in any real property.

(B) Schedule 6.7(B) sets forth the address of each parcel of real property leased by any member of the Company Group (the “Leased Real Property”), and a true and complete list of all Leases for each such Leased Real Property. The Seller Parties have made available to the Buyer Parties a true and complete copy of each such Lease. Except as set forth in Schedule 6.7(B), with respect to each of the Leases:

(1) such Lease is legal, valid and binding on the applicable member of the Company Group and each other party thereto, and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies;

(2) the Closing Transactions do not require the Consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies;

(3) each member of the Company Group’s possession and quiet enjoyment of the rights and benefits granted to such member of the Company Group under such Lease have not been disturbed in any material respect and there are no known disputes with respect to such Lease;

(4) no member of the Company Group nor, to the Seller Parties’ knowledge, any other party to any Lease is in material breach or default under such Lease, and, to the Seller Parties’ knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or modification of such Lease or acceleration of payments due under such Lease;

(5) to the Seller Parties’ knowledge, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(6) none of the other parties to such Lease is an Affiliate of, or otherwise has any economic interest in, any member of the Company Group or is an Affiliate of, or has any economic interest in any Affiliate of, any Sorenson Party;

(7) no member of the Company Group nor any Sorenson Party has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(8) no member of the Company Group nor any Sorenson Party has collaterally assigned or granted any other security in such Lease or any interest therein; and

(9) there are no Liens on any member of the Company Group’s estate or interest created by such Lease.

(C) No Proceedings. There is no condemnation, expropriation or other Proceeding in eminent domain or any similar Proceeding pending or, to the Seller Parties’ knowledge, threatened, affecting the Company Group’s interest in any Leased Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or, to the Seller Parties’ knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by the Company Group of any Leased Real Property.

(D) Current Use. To the Seller Parties’ knowledge, the current use by the Company Group of the Leased Real Property does not violate in any material respect any Legal Requirement.

(E) Improvements. To the Seller Parties’ knowledge, all Improvements located on the Leased Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). All Improvements are adequately maintained and are in good operating condition and repair (ordinary wear and tear excepted) in all material respects sufficient for the requirements of the Business of the members of the Company Group as currently conducted.

6.8. Tax Matters.

Except as set forth on Schedule 6.8:

(A) Each member of the Company Group during its entire existence has been, for federal income Tax purposes, either classified as a partnership or disregarded as an entity within the meaning of Treasury Regulation §§ 301.7701-1 et seq.

(B) All income Tax Returns and other material Tax Returns required to be filed by any member of the Company Group have been timely filed. All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements. All material Taxes due and payable (whether or not shown on any Tax Return) have been paid. No written or, to the knowledge of the Seller Parties, oral claim has ever been made by a Governmental Entity in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any member of the Company Group.

(C) To the knowledge of the Seller Parties, no Governmental Entity may assess any additional Taxes on any member of the Company Group for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax Proceedings are pending or, to the knowledge of the Seller Parties, being conducted with respect to any member of the Company Group. No Seller Party has received from any Governmental Entity (including jurisdictions in which any member of the Company Group has not filed Tax Returns) any written (or, to the knowledge of the Seller Parties, oral), unresolved (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against any member of the Company Group.

(D) Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other third party.

(E) No member of the Company Group has current Liability for Taxes of any other Person (other than another member of the Company Group) under Treasury Regulation §1.1502-6, as a transferee or successor, or otherwise by operation of law.

(F) No member of the Company Group has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. No member of the Company Group is a party to or bound by any Tax Sharing Agreement. Each Seller Party has disclosed on its federal income Tax Returns, if any, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6663 of the Code. No member of the Company Group has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency. No member of the Company Group has requested or received a ruling from any Taxing Authority. There is no power of attorney given by or binding on any member of the Company Group with respect to Taxes for any period which the Buyer Parties cannot terminate on the Closing Date and for which the statute of limitations (including any waivers or extensions) has not expired.

(G) No member of the Company Group will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any election under Section 108(i) of the Code.

6.9. Contracts and Commitments.

(A) Schedule 6.9(A) lists the following Contracts (true, complete and correct copies of which the Seller Parties have provided to the Buyer Parties) to which any member of the Company Group is a party or by which it or its assets is bound:

(1) any Contract (or group of related Contracts) for the lease of personal property from any Person providing for lease payments in excess of $15,000 per annum;

(2) any Contract (or group of related Contracts), other than purchase orders entered into in the Ordinary Course, for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of goods or services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

(3) any Contract concerning a partnership or joint venture to which a member of the Company Group is a party;

(4) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has imposed a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(5) any Benefit Plan, including any bonus, profit sharing, incentive, stock option, equity purchase, equity appreciation, deferred compensation, severance, or other plan, Contract or commitment or arrangement for the benefit of any current or former Company Group employee or service provider;

(6) any collective bargaining agreement and any Contract with any labor union;

(7) any written Contract for the employment of any Company Group employee or other Person on a full-time, part-time, consulting, or other basis;

(8) any written Contract concerning or relating to Proprietary Rights of the Company Group other than license agreements for mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;

(9) any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees in excess of $5,000 or outside the Ordinary Course;

(10) any “take or pay” Contract or any Contract with any member of the Company Group’s sales representatives and distributors;

(11) any Contract under which any member of the Company Group has advanced or loaned any other Person, other than its directors, officers and employees, amounts in the aggregate exceeding $10,000;

(12) any Contract containing any covenant materially limiting the right of any member of the Company Group to engage in any line of business or compete with any Person in any line of business or in any geographic area, grant any exclusive rights to make, sell or distribute any products or services, or otherwise prohibit or limit the right of any member of the Company Group to develop, manufacture, market, sell or distribute any products or services;

(13) any Contract, other than purchase orders entered into the Ordinary Course, that would constitute one of the Company Group’s (a) top twenty-five Contracts in terms of revenues received from the sale of products or services (as measured by the revenue derived therefrom during the twelve (12) month period ended May 31, 2012), or (b) top twenty-five Contracts with its suppliers (determined on the basis of amounts paid by a member of the Company Group in the twelve (12) month period ended May 31, 2012);

(14) any Contract or agreement entered into since March 1, 2008 involving the sale of any assets of any member of the Company Group, or the acquisition of any assets of any Person by any member of the Company Group, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);

(15) any Lease for the Leased Real Property;

(16) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000 over the stated term of the Contract; or

(17) Each material amendment, supplement and modification in respect of any of the foregoing.

(B) Each of the Contracts which is described or required to be described on Schedule 6.9(A) is in full force and effect and will be in full force and effect immediately following the Closing Date, and each such Contract is a legal, valid and binding obligation of the member of the Company Group a party thereto, and, to the knowledge of the Seller Parties, a legal, valid and binding obligation of each other party thereto. No Contract which is described or required to be described on Schedule 6.9(A) has been breached in any material respect, canceled or repudiated by any member of the Company Group or, to the Seller Parties’ knowledge, by any other party thereto. There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes a default, breach or violation by a member of the Company Group under any Contract described on Schedule 6.9(A), and no member of the Company Group has given to, or received from, any other party to any such Contract any written notice or, to the knowledge of the Seller Parties, other communication, regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any such Contract. Each member of the Company Group has performed in all material respects all obligations required to be performed by it in connection with the items which are described or required to be described on Schedule 6.9(A) and are not in receipt of any written claim of default under any such item.

(C) Except as set forth on Schedule 6.9(C), no member of the Company Group is a party to or otherwise bound by any fixed pricing arrangement, whether written or oral, with any customer of any member of the Company Group. Schedule 6.9(C) sets forth the following information regarding any fixed pricing arrangements to which any member of the Company Group is obligated: (i) the name of the customer of the Company Group which is a party to such arrangement; (ii) the fixed price agreed to under such arrangement; and (iii) the time duration of such arrangement.

6.10. Proprietary Rights.

(A) Schedule 6.10(A) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights before a Governmental Entity and owned by the Company Group, and (ii) all other licenses, sublicenses, agreements, permissions, consents, covenants, or similar agreements or arrangements, whether written or oral, to which any member of the Company Group has granted to any other party or is a party, either as licensee or licensor, for material Proprietary Rights; provided that license agreements that require by their terms annual license fee payments of less than $25,000 per annum for mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements are not listed in Schedule 6.10(A).

(B) Except as set forth on Schedule 6.10(B), (i) the members of the Company Group own and possess all right, title and interest in and to, and have a valid right to register the Proprietary Rights described (or required to be described) on Schedule 6.10(A)(i) free and clear of all Liens (other than Permitted Liens), (ii) the members of the Company Group have all necessary rights and licenses to use all of the Proprietary Rights described or required to be described on Schedule 6.10(A)(ii), (iii) the use of the Proprietary Rights by the Company Group does not violate, infringe or misappropriate any Proprietary Rights of any third Person, (iv) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights used in the Business of the Company Group has been made or threatened in writing, (v) no notice has been received by the Seller Parties within the last five (5) years indicating any infringement, violation, dilution or misappropriation by, or any conflict with, any third Person with respect to any Proprietary Right, including any demand or request for license rights from a third Person, and (vi) each agreement set forth in Schedule 6.10(A)(ii) is in full force and effect in accordance with their terms and no default exists under any the same by any member of the Company Group or, to the knowledge of the Seller Parties, by any other party thereto.

(C) The Proprietary Rights described on Schedule 6.10(A) constitute all of the intellectual property rights used in the conduct of the Business of the Company Group. The consummation of the transactions contemplated by this Agreement will not result in a material loss or impairment of, or payment of any additional or accelerated amounts, fees or royalties with respect to, the Company Group or any member thereof and/or the Buyer Parties’ right to own and/or use the Proprietary Rights.

6.11. Seller Parties’ Broker.

Other than the fees and expenses owed to BlackArch Partners (which fees and expenses shall be included in the Seller Party Transaction Expenses), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement and the other Transaction Documents based on any arrangement or agreement made by or on behalf of the Company Group.

6.12. No Undisclosed Liabilities.

Except as set forth in Schedule 6.12, no member of the Company Group has any material Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for (i) Liabilities reflected or reserved against in the Financial Statements and (ii) current Liabilities incurred in the Ordinary Course of the Business of the members of the Company Group since the date of the Latest Balance Sheet.

6.13. Governmental Licenses and Permits.

Schedule 6.13 sets forth a complete listing of all Licenses. Except as described on Schedule 6.13, no loss or expiration of any License is pending, reasonably foreseeable or, to any Seller Party’s knowledge, threatened (including as a result of the Closing Transactions) other than by reason of expiration in accordance with the terms thereof. Each member of the Company Group is, and at all times since February 25, 2008 has been, in compliance in all material respects with each License. No member of the Company Group has received, at any time since February 25, 2008, any written notice or, to the knowledge of the Seller Parties, other communication from any Governmental Entity or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such License, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such License.

6.14. Employees.

(A) To the Seller Parties’ knowledge, except as set forth on Schedule 6.14(A), no executive of the Company Group or any sales representative or sales manager of the Company Group has any plans to terminate his or her employment with such member of the Company Group as a result of the Closing, as the case may be. To the knowledge of the Seller Parties, no employee of any member of the Company Group is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than a member of the Company Group that adversely affects the performance of that employee’s duties as an employee of a member of the Company Group.

(B) No member of the Company Group is a party to or bound by any collective bargaining agreement with any labor organizations or relating to any Company Group employee. Since February 25, 2008, no member of the Company Group has experienced any organized slowdown, work interruption, strike or work stoppage by Company Group employees, and, to the Seller Parties’ knowledge, no member of the Company Group has committed any unfair labor practice (in violation of any Legal Requirement) in connection with the operations of the Business and is in material compliance with all Legal Requirements governing payment of overtime pay. There is no strike, labor dispute or union organization activity pending or, to the Seller Parties’ knowledge, threatened affecting the Company Group. Each member of the Company Group has satisfied any notice or bargaining obligation it may have under any Legal Requirement or collective bargaining agreement to any employee representative.

(C) Since February 25, 2008, each member of the Company Group has been in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, equal employment, anti-discrimination, collective bargaining, the payment of social security and other Taxes, and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no unfair labor practice claim, workers’ compensation claim or Proceeding brought by or on behalf of any Company Group employee or former Company Group employee under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or similar state Legal Requirement pending or, to the Seller Parties’ knowledge, threatened against any member of the Company Group nor is any Seller Party aware of any facts that would give rise to such claims. Since February 25, 2008, each Seller Party and each member of the Company Group has complied with all material requirements to give notice to Company Group employees and to any Governmental Entity, pursuant to any applicable Legal Requirement, with respect to the employment, discharge or layoff of Company Group employees by any member of the Company Group before or at the time of the Closing, including, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

(D) No member of the Company Group has or, to the Seller Parties’ knowledge, will have any obligation to hire for a definite or indefinite period of time, any personnel and/or to reinstate in their position terminated personnel previously employed.

(E) Except as disclosed in Schedule 6.14(E), there are no outstanding obligations of any member of the Company Group relating to severance or termination pay to any Company Group employee.

(F) Schedule 6.14(F) sets forth the name, start date, title or position, and the annual or, as the case may be, standard hourly rate of compensation, as of the date of this Agreement for each Company Group employee whose annual income (of all types whether salary, hour rate, bonus, etc.) from any member of the Company Group, exceeded $10,000 during the twelve month period ended on December 31, 2011.

6.15. Employee Benefit Plans.

(A) Schedule 6.15(A) contains a complete and correct list of each Benefit Plan.

(B) Each Benefit Plan has been operated in accordance with the material terms of such Benefit Plan and complies in form and in operation in all material respects with all applicable Legal Requirements.

(C) No member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability under or with respect to, any multiemployer plan (as such term is defined in ERISA Sections 3(37) or 4001(a)(3)) or any Employee Pension Benefit Plan subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA, or otherwise has any Liability or potential Liability under Title IV of ERISA.

(D) All required material reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan have been properly and timely filed or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.

(E) No member of the Company Group maintains, sponsors, contributes to or has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for retired or terminated or future retired or terminated employees (or any spouse or other dependent thereof) other than in accordance with COBRA. The requirements of COBRA have been met with respect to each Benefit Plan that is an Employee Welfare Benefit Plan that is subject to COBRA.

(F) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Benefit Plan that is an Employee Welfare Benefit Plan.

(G) Each Benefit Plan that is an Employee Pension Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is so qualified with respect to any qualification requirement for which the applicable remedial amendment period has closed and has been determined by the Internal Revenue Service to be so qualified, either through receipt of a current favorable determination letter or through proper reliance on an opinion or advisory letter issued by the Internal Revenue Service with respect to such Employee Pension Benefit Plan, and nothing has occurred since the date of such determination, opinion or advisory letter that would adversely affect the qualified status of any such Employee Pension Benefit Plan. All such Employee Pension Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “EGTRRA” and other interim Tax legislation.

(H) There have been no non-exempt Prohibited Transactions with respect to any Benefit Plan that is subject to ERISA, and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or threatened and there is no basis for any such Proceeding.

(I) Except as set forth on Schedule 6.15(I), no member of the Company Group is obligated under the Benefit Plans (including, but not limited to, any nonqualified deferred compensation plan or arrangement) or otherwise to pay any separation, severance, termination or similar benefit as a result of any transaction contemplated by this Agreement (or together with any other event) or solely as a result of a change in control or ownership with the meaning of Section 280G of the Code.

(J) Each Benefit Plan permits the sponsor to terminate, amend, merge, or spin off all or, as the case may be, a part of, the Benefit Plan at any time or for any reason (except for accrued or otherwise protected benefits under such Benefit Plan set forth on Schedule 6.15(J)), and any Company Group member that is an adopter, but not a sponsor, of such a Benefit Plan may terminate its participation in the Benefit Plan at any time for any reason.

(K) With respect to each Benefit Plan, the Company Group has made available to the Buyer Parties correct and complete copies of the plan documents (including amendments and individual agreements relating thereto), and the most recent summary plan descriptions, the most recent favorable determination letter, or opinion letter or advisory letter received from the Internal Revenue Service, the Form 5500 Annual Reports (including all schedules thereto) with all applicable attachments for the last three plan years, and all related trust agreements, insurance Contracts, and other funding arrangements that implement each such Benefit Plan, the most recent financial statements and valuation statements for each such Benefit Plan, and, for each such Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the most recent coverage and nondiscrimination testing results.

(L) No Company Group member has any actual or potential Liability to reimburse or otherwise gross-up any Person for any Taxes imposed under Code Sections 4999 or 409A.

6.16. Affiliate Transactions.

Other than as described on Schedule 6.16, no Affiliate (other than another member of the Company Group) (a) is or was a party to any Contract or transaction with any member of the Company Group (other than in such Affiliate’s capacity as an employee of such member of the Company Group, the compensation for which is reflected on Schedule 6.14(F)), or (b) has any interest in or owns any asset, tangible or intangible, of the Company Group which is used in the Company Group’s Business.

6.17. Compliance with Laws.

Except as set forth on Schedule 6.17, each member of the Company Group and each of their respective employees acting for or in respect of any member of the Company Group is, and at all times since February 25, 2008 has been, in compliance in all material respects with all applicable Legal Requirements to which such member of the Company Group or employee, as applicable, is or was subject, and no claim has been filed against the Company Group or, to the Seller Parties’ knowledge, any such employee alleging a violation of any such Legal Requirement. No member of the Company Group has received, at any time since February 25, 2008, any written notice or, to the knowledge of the Seller Parties, other communication from any Governmental Entity or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement. Except as set forth on Schedule 6.17, no member of the Company Group is now subject (nor has any member of the Company Group been subject during the past three years) to any Proceeding.

6.18. Environmental Matters.

(A) Each member of the Company Group is in compliance in all material respects with all applicable Environmental and Safety Requirements.

(B) Each member of the Company Group has obtained and is in compliance in all material respects with all permits, Licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements (“Environmental Permits”).

(C) Except as set forth on Schedule 6.18(C), to the Seller Parties’ knowledge, no member of the Company Group has received any written notice, claim, complaint or citation regarding any actual or alleged violation of applicable Environmental and Safety Requirements.

(D) The Company Group has provided to the Buyer Parties true and correct copies of all environmental reports in their possession, related to the Company Group, the Leased Real Property or any member of the Company Group’s predecessors.

(E) Except as set forth on Schedule 6.18(E) or as authorized by an Environmental Permit, there has been no release, emission, discharge, or disposal of Hazardous Substances to, on or from the Leased Real Property, including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture, by the Company Group or, to the Seller Parties’ knowledge, by any other Person.

6.19. Assets.

Except as set forth on Schedule 6.19, the Company Group owns (and has good and valid title to) or leases, free and clear of Liens (except for the Permitted Liens), all machinery, equipment, and other tangible assets necessary for the conduct of the Company Group’s Business as presently conducted. The assets of the Company Group constitute all assets utilized in the conduct of the Company Group’s Business as currently conducted.

6.20. Inventory.

Except as set forth on Schedule 6.20, the Inventory of the Company Group is merchantable (except for by-product) and fit for the purpose for which it was procured or manufactured, subject only to appropriate reserves calculated in accordance with GAAP for obsolescence and slow-moving Inventory. The Inventory is not damaged to the extent that would make it commercially un-saleable in the Ordinary Course of the Company Group’s Business, beyond its stated expiration date or frozen and re-frozen and consists of a quantity and quality commercially usable and saleable in the Ordinary Course of the Company Group’s Business, as conducted by the Company Group, and the Inventory is valued, net of applicable reserves in accordance with GAAP, at the actual per pallet cost. The Company Group is not under any Liability or obligation with respect to the return of any Inventory in the possession of its customers or any other Person in excess of its historical experience. The Inventory has been stored in compliance with all Legal Requirements and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

6.21. Accounts Receivable; Trade Accounts Payable. Except as set forth on Schedule 6.21, the accounts receivable of the Company Group (i) arose through the Company Group’s bona fide sales of goods or merchandise to customers, (ii) are not subject to any offset or counterclaim (or dispute that could be reasonably expected to result in an offset or counterclaim) on the part of the customer, (iii) to the Seller Parties’ knowledge, are not subject to any return or rejection of the merchandise in respect of such account receivable which has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the customer. All notes and accounts receivable of the Company Group are recorded in accordance with GAAP on the books and records of the Company Group. The trade accounts payable of the Company Group have arisen from bona fide transactions.

6.22. Powers of Attorney.

Except as set forth on Schedule 6.22, there are no outstanding powers of attorney executed on behalf of any member of the Company Group.

6.23. Insurance.

Schedule 6.23 sets forth the following complete and correct information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage) to which each member of the Company Group is a party:

(A) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(B) the policy number and the period of coverage; and

(C) the type and amount of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies; (B) no member of the Company Group is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof.

6.24. Customers and Suppliers.

(A) Schedule 6.24(A) sets forth a correct and complete list (i) for the twelve month period ended December 26, 2011 and for the six month period ended June 30, 2012, each of the top twenty-five (25) customers of the Company Group in terms of total sales of the Company Group on a consolidated basis for that period, and (ii) for the twelve month period ended December 26, 2011, each of the top twenty-five (25) suppliers to the Company Group in terms of total cost of goods supplied to the Company Group on a consolidated basis for that period, and the list of top twenty-five (25) suppliers provided pursuant to subsection (ii) has not materially changed during the six month period ended June 30, 2012.

(B) Except as set forth on Schedule 6.24(B), (i) no supplier listed in Schedule 6.24(A) (x) has stopped or materially decreased, or (y) has threatened in writing (or, to the Seller Parties’ knowledge, orally) to stop or materially decrease the rate of supplying materials or products to the Company Group, and (ii) no customer listed on Schedule 6.24(A) (x) has stopped or materially decreased, or (y) has threatened in writing (or, to the Seller Parties’ knowledge, orally) to stop or materially decrease the rate of purchasing materials or products from the Company Group.

6.25. Bank Accounts.

Schedule 6.25 sets forth a complete and correct list of all of the members of the Company Group’s bank accounts (designating each authorized signatory).

6.26. Litigation.

Schedule 6.26 sets forth a complete and accurate description of all Proceedings to which any member of the Company Group is a party that (i) were settled or adjudicated within the past three years, (ii) currently is pending, or (iii) to the knowledge of the Seller Parties, are threatened. Schedule 6.26 sets forth, with respect to each matter disclosed on such schedule, (i) the parties, (ii) the nature of dispute, (iii) the relief sought, (iv) the status of dispute, and (v) the status of any claims with the Company Group’s insurance carriers related to such matters. No currently pending matter disclosed on Schedule 6.26, if decided or settled unfavorably to any member of the Company Group, could prevent or adversely affect the consummation of any Closing Transactions, result in any Closing Transactions being declared unlawful or rescinded or have a Material Adverse Effect.

6.27. Independent Auditor.

No member of the Company Group has been a client of the Independent Auditor or has had any material relationship with the Independent Auditor during the last five years.

6.28. Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company Group does not exceed an amount which can reasonably be expected to be filled in the Ordinary Course, and the aggregate of all Contracts or commitments for the purchase of products by the Company Group does not exceed an amount which is reasonable for its anticipated volumes of business. No customer has asserted any written or, to the knowledge of the Seller Parties, oral claim, (that has not been resolved) to return merchandise of the Company Group by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise, other than such claims regularly experienced and resolved in the Ordinary Course. There is no merchandise in the hands of customers under any agreement that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Company Group’s Contracts. The Seller Parties do not have knowledge that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of the Company Group’s merchandise.

6.29. Products; Product Warranties. No product manufactured, sold or delivered by any member of the Company Group is subject to any guaranty, warranty, or other indemnity beyond the standard form(s) of warranty provided by such member of the Company Group in connection with the sale of any of its products, copies of which form(s) of warranty are attached hereto as Schedule 6.29. There are no asserted claims relating to any products manufactured, sold or delivered by such member of the Company Group, including the replacement or repair of such products, defective products, breaches of warranty relating to such products, or alleged overshipments of such products.

6.30. Books and Records. The Company Group has delivered or made available to the Buyer Parties for their review true, complete and correct copies of the following items, as amended and presently in effect, for each member of the Company Group: (a) Charter Documents, (b) minute books, (c) stock registration books and (d) and any member’s or partnership agreement or other similar agreements governing the rights as between the holders of the Equity Securities.

6.31. Questionable Payments. Since February 25, 2008, neither any member of the Company Group, nor, to the knowledge of the Seller Parties, any director, officer, manager, agent or employee of any member of the Company Group, nor any other Person associated with or acting for or on behalf of any member of the Company Group, has, directly or indirectly, in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for or in respect of any member of the Company Group, (ii) to pay for favorable treatment for business secured for or in respect of any member of the Company Group, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any member of the Company Group, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any member of the Company Group.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As a material inducement to the Seller Parties to enter into this Agreement, the Buyer Parties jointly and severally hereby make the following representations and warranties set forth in this ARTICLE 7:

7.1. Organization and Power.

Each Buyer Party is a limited liability company which is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Buyer Party’s ability to consummate the Closing Transactions or perform its obligations under this Agreement or the Transaction Documents. Each Buyer Party has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Buyer Party is a party.

7.2. Authorization of Closing Transaction.

The execution, delivery and performance of this Agreement and the Transaction Documents to which each Buyer Party is a party have been duly authorized by all necessary limited liability company action on behalf of such Buyer Party. No other action on the part of either Buyer Party is necessary to approve and authorize such Buyer Party’s execution and delivery of this Agreement or any other Transaction Document to which such Buyer Party is a party or the performance of such Buyer Party’s obligations hereunder or thereunder. This Agreement and each of the other Transaction Documents to which each Buyer Party is a party constitutes a valid and binding obligation of such Buyer Party, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

7.3. Absence of Conflicts.

The execution, delivery or performance by each Buyer Party of this Agreement or any other Transaction Document to which such Buyer Party is a party:

(A) does not and will not (i) result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any assets of such Buyer Party, in each case under the provisions of the Charter Documents of such Buyer Party or any indenture, license mortgage, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which such Buyer Party or any of its assets is bound, or

(B) without limiting clause (A) above, does not require any Consent of any Governmental Entity or any other Person.

7.4. Solvency.

Immediately after giving effect to the transactions contemplated by this Agreement and assuming (i) satisfaction of the conditions precedent to the Buyer Parties’ obligations to close the transactions contemplated by this Agreement, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Seller Parties contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications) and (iii) the estimates, projections or forecasts provided by the Seller Parties or members of the Company Group to the Buyer Parties as of the date hereof continue to be reasonable, each of the Buyer Parties, as applicable, will be able to pay its respective debts as they become due and the fair saleable value of the assets of each of the Buyer Parties and its subsidiaries, as applicable, taken as a whole, will exceed as of such date the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities, determined in accordance with applicable Delaware and federal law determining the solvency of debtors). Immediately after giving effect to the transactions contemplated by this Agreement, each of the Buyer Parties will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date. For purposes of this Section 7.4, “not have an unreasonably small amount of capital for the operation of the businesses for which it is engaged or proposed to be engaged” means that each of the Buyer Parties will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

7.5. Independent Auditor.

Neither Buyer Party has been a client of the Independent Auditor or had any material relationship with the Independent Auditor during the last five years.

7.6. Brokers’ Fees.

Neither Buyer Party has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 8.

CONDITIONS TO OBLIGATIONS

8.1. Buyer Parties’ Closing Conditions.

The obligation of each of the Buyer Parties to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Buyer Parties) of the following conditions as of the time of the Closing:

(A) All Consents set forth on Schedule 8.1(A) shall have been obtained and shall be in form and substance reasonably satisfactory to the Buyer Parties;

(B) Each of the officers and directors or other members of any governing body of any member of the Company Group must have resigned effective as of the Closing.

(C) All Liens (other than Permitted Liens) on the assets of each member of the Company Group must have been released at or prior to the Closing.

(D) On or prior to the Closing Date, the Seller Parties have delivered to the Buyer Parties all of the following (dated as of the Closing Date, except as otherwise indicated):

(1) A certificate, dated not earlier than the fifth (5th) Business Day prior to the Closing Date, of the Secretary of State of the state of formation of each member of the Company Group and in each state in which it is qualified to conduct business stating that such member of the Company Group is in good standing or has comparable active status in such state;

(2) Certificates of the Secretary of (A) each member of the Company Group (i) certifying that attached to such certificate are true and complete copies of (a) such entity’s articles of organization (or similar document), as amended through and in effect on the Closing Date, (b) such entity’s operating agreement (or similar document), as amended through and in effect on the Closing Date, and (c) such entity’s resolutions of board of managers (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which such entity is a party, and (ii) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity, and (B) Buckeye, Buckeye II and each Sorenson Party (i) certifying that attached to such certificate are true and complete copies of such entity’s resolutions of board of managers (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which such entity is a party, and (ii) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

(3) Pay-off letters, executed by The CIT Group/Business Credit, Inc. and Sankaty Advisors, LLC (collectively, the “Company Group’s Lenders”) in a form reasonably acceptable to the Buyer Parties providing for, upon the payment of all outstanding amounts owed by any member of the Company Group at Closing, the termination of all security interests held by the Company Group’s Lenders, if any, with respect to the assets of such member of the Company Group (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of the Company Group’s Lenders’ security interests), if any;

(4) an estoppel letter in a form reasonably acceptable to the Buyer Parties, executed by the lessor leasing the Leased Real Property to the Company Group;

(5) non-competition and non-solicitation agreements from those Persons set forth on Schedule 8.1(D)(7); and

(6) A certificate from each of the Seller Parties in accordance with Treasury Regulations Section 1.1445-2 to the effect that such Seller Party is not a “foreign person” as that term is defined in Section 1445 of the Code.

(E) The Buyer Parties will have received the Funds Flow Statement duly executed by the Sellers’ Representative;

(F) The Buyer Parties will have received the Escrow Agreement duly executed by the Sellers’ Representative and the Escrow Agent;

(G) The Company Group shall have terminated the 401(k) Plan and taken all other actions required under Section 9.5(B).

(H) The Buyer Parties shall have received from each Seller Party, as applicable, certificate(s) for the Purchased Securities to be purchased by the Buyer Parties from such Seller Party pursuant to this Agreement, together with an assignment separate from such certificate, in a form acceptable to the Buyer Parties transferring all right, title and interest in such Purchased Securities.

(I) All Licenses set forth on Schedule 6.13 will have been obtained by the Buyer Parties for the benefit of the Company Group, as applicable, or duly assigned or transferred thereto to the reasonable satisfaction of the Buyer Parties.

8.2. Seller Parties’ Closing Conditions.

The obligation of each Seller Party to consummate the Closing Transactions is subject to the satisfaction (or waiver by such Seller Party) of the following conditions as of the Closing Date:

(A) On or prior to the Closing Date, the Buyer Parties have delivered to the Seller Parties all of the following (dated as of the Closing Date, except as otherwise indicated):

(1) A certificate, dated not earlier than the fifth (5th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware stating that each Buyer Party is in good standing or has comparable active status in such state; and

(2) A certificate of the Secretary of each Buyer Party (i) certifying that attached to such certificate are true and complete copies of (a) such Buyer Party’s certificate of formation, as amended through and in effect on the Closing Date, (b) such Buyer Party’s operating agreement, as amended through and in effect on the Closing Date, and (c) resolutions of such Buyer Party’s members or managers, as applicable, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which such Buyer Party is a party, and (ii) certifying as to the incumbency of the officer(s) of such Buyer Party executing this Agreement and the Transaction Documents on behalf of such Buyer Party.

(B) The Buyer Parties shall have paid, in accordance with the Funds Flow Statement, to the Escrow Agent, the Sellers’ Representative, and Seller Party Transaction Expense payees, as applicable, each of the components of the Preliminary Purchase Price delivered in accordance with Sections 2.2(C)(1)—2.2(C)(5).

(C) Each of the Seller Parties will have received such Seller Party’s, as applicable, portion of the Preliminary Purchase Price and Aggregate Call Option Exercise Price (less the Escrow Funds) in accordance with Section 2.2(C)(6) and Section 2.2(C)(5), respectively, and the Funds Flow Statement;

(D) The Seller Parties will have received the Funds Flow Statement duly executed by the Buyer Parties; and

(E) The Seller Parties will have received the Escrow Agreement duly executed by CW Parent and the Escrow Agent.

ARTICLE 9.

OTHER AGREEMENTS AND COVENANTS

9.1. Acknowledgment by the Buyer Parties.

(A) The Buyer Parties acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company Group. The representations and warranties qualified by the Schedules expressly and specifically set forth in this Agreement and any certificates delivered by a Seller Party, or an authorized representative thereof, in connection with the Closing constitute the sole and exclusive representations and warranties of any kind of the Seller Parties to the Buyer Parties in connection with the transactions contemplated hereby, and the Buyer Parties understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or Liabilities of the Company Group, or the quality, quantity or condition of the Company Group’s assets) are specifically disclaimed by the Seller Parties. No Seller Party makes or provides, and the Buyer Parties hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company Group’s assets or any part thereof. THE BUYER PARTIES SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES SET FORTH IN ARTICLE 4, ARTICLE 5 OR ARTICLE 6 AND ANY CERTIFICATE DELIVERED BY A SELLER PARTY, OR AN AUTHORIZED REPRESENTATIVE THEREOF, IN CONNECTION WITH THE CLOSING, (X) THE BUYER PARTIES ARE ACQUIRING THE COMPANY GROUP ON AN “AS IS, WHERE IS” BASIS AND (Y) NO SELLER PARTY NOR ANY OTHER PERSON (INCLUDING, ANY EQUITYHOLDER, OFFICER, DIRECTOR, MANAGER, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN,

EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY GROUP, THE SELLER PARTIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) THE BUYER PARTIES OR ANY OF THE BUYER PARTIES’ REPRESENTATIVES.

(B) In connection with the investigation by the Buyer Parties of the Company Group, the Buyer Parties have received or may receive from the Company Group certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer Parties acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer Parties are familiar with such uncertainties, that the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Buyer Parties shall have no claim against anyone with respect thereto. Accordingly, the Buyer Parties acknowledge that no Seller Party, nor any equityholder, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and the Buyer Parties are not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). For clarity and the avoidance of doubt, nothing in this Section 9.1(B) shall reduce or otherwise limit the ability of the Buyer Parties to recover their Losses arising out of any breach of the representations and warranties of the Seller Parties set forth in ARTICLE 4, ARTICLE 5 or ARTICLE 6 and any certificate delivered by a Seller Party, or an authorized representative thereof or any breach of any covenant or agreement of the Seller Parties.

9.2. Press Releases and Announcements.

Except for any public disclosure which any Party in good faith believes, on the advice of counsel, is required by any Legal Requirement, including, in the case of the Buyer Parties, as may be necessary or advisable in any document filed with or furnished to the SEC, (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to promptly review and comment upon such disclosure before it is made) (i) no press releases related to this Agreement or any Closing Transaction, (ii) no other announcements or disclosures generally to the employees, customers or other Persons having business relationships with any Seller Party and (iii) no other announcements or disclosures generally to Persons having business relationships with the Buyer Parties will be, in any case, issued or made by any Party hereto or any Affiliate thereof without the mutual approval of the Sellers’ Representative and the Buyer Parties.

9.3. Further Transfers.

Each Party will execute and deliver such further instruments of transfer and take such additional actions as any other Party may reasonably request to effect, consummate, confirm or evidence the Closing Transactions and the other transactions described in this Agreement and in the other Transaction Documents.

9.4. Non-Solicitation/Confidentiality/.

(A) Material Inducement. Each Seller and each Sorenson Party hereby acknowledges that each is familiar with the Confidential Information pertaining to the Company Group and its Business. Each Seller and each Sorenson Party acknowledges and agrees that the Buyer Parties and their Affiliates would be irreparably damaged if the any Seller, any Sorenson Party or any of their respective Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with the Buyer Parties or their Affiliates in a business similar to the business of the Company Group as currently conducted, including, but not limited to, the cutting, preparation, processing and distribution of meat, seafood and poultry products (the “Business”), and that any such competition by any Seller, any Sorenson Party or any of their respective Affiliates would result in a significant loss of goodwill by the Company Group and Buyer. Each Seller and each Sorenson Party further acknowledges and agrees that the covenants and agreements set forth in this Section 9.4 were a material inducement to the Buyer Parties to enter into this Agreement and to perform its obligations hereunder and that none of the Buyer Parties or their Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller or Sorenson Party breached the provisions of this Section 9.4.

(B) Non-Solicitation. For a period of two (2) years following the Closing Date, no Sorenson Party or Seller or any of their Affiliates will, directly or indirectly, including causing, encouraging, directing or soliciting any other Person to, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any Company Group employee; provided that the foregoing shall not apply to any general advertisements, notices or solicitations not specifically directed to any such Person.

(C) Confidentiality by the Sorenson Parties and the Sellers. Except as otherwise required by law, for a period of two (2) years following the Closing, each Seller and Sorenson Party will treat and hold as confidential all confidential information (“Confidential Information”) concerning the business and affairs of the Buyer Parties and the Company Group’s Business except information generally known to the public and information otherwise available to any Seller or Sorenson Party (except from a source bound by a confidentiality agreement or other obligation of confidentiality to the Buyer Parties or any member of the Company Group), refrain from using any Confidential Information except as necessary to prepare and file Tax Returns or financial statements or make distributions or reports to owners or lenders or to report returns or investments, and deliver promptly to the Buyer Parties or destroy, at the request and option of the Buyer Parties, all tangible embodiments (and all copies) of Confidential Information which are in their possession or under their control except for one file copy. If any Seller or Sorenson Party is, in the opinion of counsel, required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena or civil investigative demand) to disclose any Confidential Information, then it will notify the Buyer Parties promptly of the requirement so that the Buyer Parties may seek an appropriate protective order (at its sole cost) or waive compliance with the provisions of this Section 9.4(C). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or Sorenson Party is, in the opinion of counsel, legally compelled to disclose any Confidential Information in connection with any legal Proceeding, interrogatory, subpoena or civil investigative demand, then it may disclose such Confidential Information to the extent required in connection therewith; provided, that it will use its commercially reasonable efforts to assist the Buyer Parties in obtaining, at the request and expense of the Buyer Parties, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as the Buyer Parties may designate. Notwithstanding anything contained herein to the contrary, all Confidential Information of any member of the Company Group is deemed to be “Confidential Information” of the Buyer Parties and subject to the protections set forth herein for the benefit of the Buyer Parties.

(D) Confidentiality by the Buyer Parties. Except as otherwise required by law, for a period of two (2) years following the Closing, the Buyer Parties will treat and hold as confidential all information concerning the business and affairs of each Seller and Sorenson Party which is Confidential Information and refrain from using any such Confidential Information, in each case except as necessary in connection with this Agreement; provided that the Buyer Parties will not have any such obligations with respect to (i) information which is or becomes generally available to the public other than as a result of disclosure by the Buyer Parties, or (ii) information that becomes available to a Buyer Party or any of its representatives from a source that is not known by such Buyer Party to be bound by a confidentiality agreement or other obligation of confidentiality with any Seller or Sorenson Party. If a Buyer Party is, in the opinion of counsel, required to disclose any such Confidential Information, such Buyer Party will notify the Sellers’ Representative promptly of the requirement so that the Sellers’ Representative may seek an appropriate protective order (at its sole expense) or waive compliance with the provisions of this Section 9.4(D). If, in the absence of a protective order or the receipt of a waiver hereunder, such Buyer Party is compelled to disclose any such Confidential Information in connection with any legal Proceeding, interrogatory, subpoena or civil investigative demand, then such Buyer Party may disclose such Confidential Information to the extent required in connection therewith; provided, that such Buyer Party will use its commercially reasonable efforts to assist the Sellers’ Representative in obtaining, at the request and expense of the Sellers’ Representative, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as the Sellers’ Representative may designate.

(E) Blue Pencil. If, at the time of enforcement of any of the covenants contained in Section 9.4(B) (the “Restrictive Covenants”), a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period and scope permitted by applicable Legal Requirements. Each Seller and each Sorenson Party has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration and scope restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Purchased Securities made by the Buyer Parties hereunder. Each Seller and each Sorenson Party further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Company Group and the goodwill of the Business and the Company Group.

(F) Remedy for a Seller or Sorenson Party Breach. Each Seller and Sorenson Party acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 9.4, monetary damages may be inadequate and the Buyer Parties may have no adequate remedy at law. Accordingly, in the event of any such breach, the Buyer Parties or their successors or assigns may, in addition to any other rights and remedies existing in its favor, enforce its rights and such Seller’s or Sorenson Party’s obligations hereunder by an action or actions for specific performance, injunctive or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

(G) Remedy for a Buyer Party’s Breach. The Buyer Parties acknowledge and agree that in the event of a breach by a Buyer Party of any of the provisions of this Section 11.4, monetary damages may be inadequate and any Seller Party may have no adequate remedy at law. Accordingly, in the event of any such breach, each Seller Party or its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and such Buyer Party’s obligations hereunder by an action or actions for specific performance, injunctive or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

9.5. Employment and Benefit Arrangements.

(A) Post-Closing Treatment. From and after the Closing Date, the Buyer Parties shall cause the Company Group to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements covering the Company Group employees to which any member of the Company Group is a party and which such benefit plans, arrangements or agreements have been disclosed to the Buyer Parties prior to the date hereof, as such plans, arrangements and agreements are in effect on the date hereof, subject to any right or power of the Company Group to amend or terminate any such plan, arrangement or agreement as permitted by each such plan, arrangement or agreement, or as permitted or required by applicable Legal Requirement. With respect to any employee benefit plan sponsored or maintained by any Buyer Party, or any member of the Company Group, other than a Benefit Plan, in which any Company Group employee, determined as of the Closing, participates or will be eligible to participate on or within one year after the Closing, such Buyer Party shall cause itself, the employee benefit plan sponsor (if such Buyer Party is not the sponsor of the employee benefit plan), or the Company Group (as the case may be) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under such employee benefit plans that are applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such Company Group employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the current plan year under the similar Benefit Plan that was in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements under such employee benefit plans; and (iii) recognize all continuous service of each such employee with any member of the Company Group, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, and vesting credit and entitlement to distribution of benefits, but excluding benefit accrual) under any such employee benefit plan.

(B) 401(k) Plan Termination. The Company Group has taken all necessary corporate action to terminate any Employee Pension Benefit Plan that includes a cash or deferred arrangement intended to meet the requirements of Code Section 401(k) (the “401(k) Plan”), such termination to be effective no later than the day immediately prior to the Closing Date, but contingent on the Closing. Each member of the Company Group has provided the Buyer Parties with evidence of duly adopted board resolutions authorizing the termination of the 401(k) Plan, to be effective no later than the day immediately preceding the Closing Date. Each member of the Company Group also shall take such other actions in furtherance of terminating the 401(k) Plan as the Buyer Parties may reasonably require.

(C) No Third Party Beneficiary Rights. The Parties acknowledge and agree that all provisions contained in this Section 9.5 are included for the sole benefit of the respective Parties and shall not be deemed to be an amendment to any Benefit Plan or any other employee benefit plan maintained by a Buyer Party, and shall not create any right in any other Person, including any employees, former employees, participants in any Benefit Plan or any beneficiary thereof.

9.6. Indemnification of Directors and Officers.

The Charter Documents of the Company Group shall contain provisions no less favorable with respect to the limitation or elimination of Liability and indemnification than are set forth in the Charter Documents of the Company Group as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company Group or who were otherwise entitled to indemnification pursuant to the Charter Documents of the Company Group; provided, however, that nothing shall prohibit any member of the Company Group from merging with another Person so long as the Charter Documents of the surviving entity contain such provisions that are not less favorable than those set forth in the Charter Documents of the Company Group as of the date of this Agreement. The Company Group has purchased a directors’ and officers’ Liability, including for directors and officers of the Company Group, insurance tail policy for six (6) years from the Closing Date with respect to matters existing or occurring at or prior to the Closing Date (including the Closing Transactions). From and after the Closing Date, the Buyer Parties will indemnify, hold harmless and defend each individual who served as a director or officer of the Company Group at any time prior to the Closing Date, to the extent such individual is entitled to indemnification under the Charter Documents of the member of the Company Group for which such individual was a director or officer, from and against all Proceedings, hearings and claims, including all court costs and reasonable attorneys’ fees and expenses, resulting from or arising out of acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing. The provisions of this Section 9.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 9.6, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 9.6 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by Contract or otherwise.

ARTICLE 10.

INDEMNIFICATION AND RELATED MATTERS

10.1. Survival; Absence of Other Representations.

(A) The representations and warranties of each of the Sellers and the Sorenson Parties contained herein will survive until eighteen (18) months after the Closing Date (the “General Survival Period Expiration Date”), and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such General Survival Period Expiration Date, in which case such representation or warranty will survive until the resolution of such claim; provided, however, that the representations and warranties of the Seller Parties contained in Sections 4.1, 4.2, 4.4, 4.5, 5.1, 5.2, 5.4, 5.5, 6.1, 6.2, 6.3, 6.8, 6.11, and 6.15 will survive the Closing Date until thirty (30) days following the date of the expiration of the applicable statute of limitations with respect to the matters contained therein, and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim; provided, further, that the representations and warranties of the Sellers and the Sorenson Parties contained in Section 6.18 will survive the Closing Date until the fourth anniversary of the Closing Date, and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(B) The representations and warranties of the Buyer Parties contained herein will survive until the General Survival Period Expiration Date and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such General Survival Period Expiration Date, in which case such representation or warranty will survive until the resolution of such claim; provided however, that the representations and warranties contained in Sections 7.1, 7.2, 7.4 and 7.6 will survive the Closing Date until the date of the expiration of the applicable statute of limitations with respect to the matters contained therein, and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(C) The covenants and agreements of the Buyer Parties and the Sellers and the Sorenson Parties contained herein will survive for the period so specified or until they are otherwise terminated or performed in accordance with their respective terms.

10.2. Indemnification.

(A) By the Sorenson Parties and the Sellers. Subject to the limitations set forth in this ARTICLE 10, from and after the Closing Date, each Sorenson Party and Seller, severally and not jointly, will indemnify and hold harmless the Buyer Parties and each of their Affiliates, and each of their and their Affiliates’ officers, employees, directors, shareholders, partners, members, managers, advisors, representatives and agents (each, a “Buyer Indemnitee”) from and against any Loss, which any Buyer Indemnitee may suffer, sustain or become subject to, as a result of:

(1) any breach by such Sorenson Party or Seller, as applicable, of any representation or warranty made by it pursuant to ARTICLE 4 or ARTICLE 5, as applicable, or any breach of any representation or warranty set forth in ARTICLE 6 (whether made by such Sorenson Party or Seller or not), or any certificate delivered by such Sorenson Party or Seller, as applicable, or by any member of the Company Group in connection with the Closing;

(2) any failure by such Sorenson Party or Seller, as applicable, to perform any covenant or obligation of such Sorenson Party or Seller set forth herein or in any certificate, document or instrument of such Sorenson Party or Seller, as applicable, delivered to the Buyer Parties hereunder;

(3) any failure by any member of the Company Group, prior to the Closing, to perform any covenant or obligation of such member of the Company Group set forth herein or in any certificate, document or instrument of such member of the Company Group, delivered to the Buyer Parties hereunder; or

(4) any matter set forth on Schedule 10.2(A)(4).

provided that no Sorenson Party or Seller will have any Liability for any Loss under Section 10.2(A)(1) (other than a Loss arising in respect of a breach of a Carved-Out Representation) until the aggregate amount of such Losses exceeds an amount equal to $150,000 (the “Basket”) (whereupon only such Losses above the Basket will be recoverable) and further, no Sorenson Party or Seller will have any Liability for any such Loss under Section 10.2(A)(1) (other than a Loss arising in respect of a breach of a Carved-Out Representation) to the extent that the aggregate amount of such Losses exceeds an amount equal to ten percent (10.00%) of the Purchase Price (the “Cap”); provided, further, that no Sorenson Party or Seller will have any Liability for any Loss under Section 10.2(A)(1) (including a Loss arising in respect of a breach of a Carved-Out Representation) in excess of each such Sorenson Party’s or Seller’s pro rata portion of the Purchase Price. Any claim by any Buyer Indemnitee for indemnification arising under Sections 10.2(A)(2), 10.2(A)(3), 10.2(A)(4) or 10.4 may, at such Buyer Indemnitee’s option, be made against the Escrow Account or directly against each Sorenson Party and Seller, severally and not jointly, and shall not be subject to the Basket or the Cap. For clarity and the avoidance of doubt, (i) the several liability of any Sorenson Party or Seller, as applicable, under this ARTICLE 10, including Section 10.4 hereunder, shall be calculated by multiplying the Purchase Price by a percentage, the numerator of which equals the amount of the Purchase Price actually received by such Sorenson Party or Seller, as applicable, and the denominator of which equals the amount of the Purchase Price actually received by all Sorenson Parties and Sellers, (ii) no Sorenson Party shall have any liability under Sections 10.2(A)(1) (in respect of a breach under ARTICLE 4 or 5 but not ARTICLE 6) or 10.2(A)(2) as a result of any breach by any other Sorenson Party or any Seller, (iii) no Seller shall have any liability under Sections 10.2(A)(1) (in respect of a breach under ARTICLE 4 or 5 but not ARTICLE 6) or 10.2(A)(2) as a result of any breach by any other Seller or any Sorenson Party, and (iv) each Sorenson Party and Seller shall be severally liable under Section 10.2(A)(1) in respect of a breach under ARTICLE 6 regardless of whether such Sorenson Party or Seller made the representation or warranty under ARTICLE 6.

(B) By the Buyer Parties. From and after the Closing Date, the Buyer Parties, jointly and severally, will indemnify and hold harmless each Sorenson Party, Seller and each of their respective Affiliates, officers, directors, members, managers, partners, shareholders, representatives and agents (each a “Seller Indemnitee”) from and against any Loss which any Seller Indemnitee may suffer, sustain or become subject to as the result of:

(1) any breach by a Buyer Party of any representation, warranty, covenant or agreement of such Buyer Party set forth in ARTICLE 7 of this Agreement or any certificate delivered by such Buyer Party in connection with the Closing; or

(2) any failure by a Buyer Party to perform any covenant or obligation of such Buyer Party or (with respect to Post-Closing Periods only) any member of the Company Group set forth herein or in any certificate, document or instrument of such Buyer Party delivered to any Seller Party.

provided that the Buyer Parties will not have any Liability for any Loss under Section 10.2(B)(1) (other than a Loss arising in respect of a breach of a Carved-Out Representation) until the aggregate amount of such Losses exceeds an amount equal to the Basket (whereupon only such Losses above the Basket will be recoverable) and further, the Buyer Parties will not have any Liability for any such Loss to the extent that the aggregate amount of such Losses exceeds an amount equal to the Cap.

(C) Limits on Indemnification.

(1) Any indemnification to which any Buyer Indemnitee is entitled under Section 10.2(A)(1) (except to the extent the indemnifiable Losses arise out of a breach of a Carved-Out Representation) shall be made as a payment to such Buyer Indemnitee of Escrow Funds from the Escrow Account. For purposes of clarification, the Buyer Parties’ sole source of recovery for indemnification for Losses arising under Section 10.2(A)(1) (except to the extent the indemnifiable Losses arise out of a breach of a Carved-Out Representation) shall be of Escrow Funds from the Escrow Account, and in no such event will any Buyer Indemnitee make a claim for indemnification against, seek to recover from, or have any right to recover from any Sorenson Party or Seller for such Losses.

(2) Any indemnification to which any Buyer Indemnitee is entitled under Section 10.2(A)(1) with respect to (and only to the extent of) any indemnifiable Losses arising out of a breach of a Carved-Out Representation shall be made first as a payment to such Buyer Indemnitee of Escrow Funds from the Escrow Account (if applicable), and finally, from the Sorenson Parties and the Sellers, severally and not jointly. To be clear, a Buyer Indemnitee may make any claim for indemnification against, seek to recover from, and has the right to recover directly from any Sorenson Party or Seller any Losses arising out of a breach of a Carved-Out Representation so long as such Buyer Indemnitee first seeks recovery from the Escrow Account (if applicable). In the event the Escrow Account has terminated or the Escrow Funds have been exhausted, then such Buyer Indemnitee shall have the right to seek recovery directly against the Sorenson Parties and the Sellers, severally and not jointly.

(3) For purposes of calculating the amount of Losses to which the Buyer Indemnitees are entitled under Section 10.2(A)(1) (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

(4) No Buyer Indemnitee shall be entitled to recover any Losses under this ARTICLE 10 to the extent (i) the applicable Buyer Indemnitee has made recovery of such Loss from a Person or entity other than another Party to this Agreement (to the extent of such recovery), or (ii) such Loss is a Tax for a Post-Closing Period.

(5) The Buyer Indemnitees’ right to indemnification pursuant to ARTICLE 10 on account of any Losses will be reduced by the amount of any reserve reflected on the Company Group’s books and records as of the Closing Date established for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss.

(6) Notwithstanding anything to the contrary in this Agreement, the Buyer Parties shall not be entitled to indemnification with respect to any Losses as a result of, or based upon or arising from, any claim or Liability to the extent such claim or Liability is taken into account in determining the amount of any adjustment to the Purchase Price in accordance with Sections 2.1—2.3.

(7) If any Party makes any indemnification payment pursuant to this ARTICLE 10 or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Party shall be subrogated, to the extent of such payment and to the extent permitted by law, to any rights and remedies of the aggrieved Party to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder.

(8) The amount of any and all Losses under this ARTICLE 10 shall be determined net of any amounts actually recovered by the Indemnified Party under the insurance policies, indemnities or other reimbursement arrangements of the Company Group with respect to such Losses.

(9) In no event will any Party to this Agreement be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, or punitive damages (except to the extent recovered by a third party), and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(10) Nothing contained in this Agreement shall limit or restrict any Buyer Indemnitee’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misrepresentation or fraudulent misrepresentation.

10.3. Indemnification Procedures.

(A) Notice of Claim. Any Party making a claim for indemnification under Section 10.2 (the “Indemnified Party”) will notify the Party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any Proceeding against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 10.2, except to the extent that such failure actually prejudices the Indemnifying Party.

(B) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section 10.2, the Indemnifying Party, at its option and own expense, will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. The Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation, from time to time, with respect to such claim or Proceeding.

(C) Limits of Assumption of Defense. An Indemnifying Party’s rights under Section 10.3(B) will be subject to the following additional limitations:

(1) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party;

(2) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim, without prejudice; and

(3) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party and its counsel will proceed diligently and in good faith with respect thereto. If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 10.3, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense.

(4) if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

10.4. Tax Matters.

The following provisions will govern the allocation of responsibility as between the Buyer Parties and the Seller Parties for certain Tax matters after the Closing Date:

(A) Payment of Taxes. The Sorenson Parties and the Sellers covenant and agree to, severally and not jointly, pay Taxes of each member of the Company Group for any Pre-Closing Period to the extent such Taxes (i) were neither paid on or before the Closing Date (taking into account estimated payments of, and any other amounts creditable against, such Taxes) nor included in the computation of the Closing Net Working Capital as finally determined and (ii) do not result from any action of the Buyer Parties outside of the Ordinary Course of business on the Closing Date. The Sorenson Parties and the Sellers shall pay any such Taxes to the applicable Taxing Authority (or, if the Buyer Parties or an Affiliate of the Buyer Parties has paid such Taxes, to the Buyer Parties) promptly upon written demand for payment by the Buyer Parties but in no event more than five (5) Business Days before such Taxes are due. The Sorenson Parties and the Sellers shall indemnify, defend and hold the Buyer Parties and their Affiliates harmless for any Taxes on income the Buyer Parties or any of their Affiliates are required to recognize as a result of any election under Section 108(i) of the Code made for any Taxable year ending prior to the Closing Date by any member of the Company Group.

(B) Tax Returns. The Sorenson Parties and the Sellers shall cause to be prepared and filed, at their own expense and in accordance with past custom and practice, all income Tax Returns of each member of the Company Group that are due after the Closing Date for any period ending on or before the Closing Date. Sorenson Parties and Sellers shall permit the Buyer Parties to review and comment on each such Tax Return prior to filing and shall consider any such comment in good faith but shall have no obligation to accept any such comment. The Buyer Parties shall prepare and cause to be timely filed all other Tax Returns of such member of the Company Group that are due after the Closing Date. Such other Tax Returns (excluding, for the avoidance of doubt, any Tax Return of the Buyer Parties) shall be prepared and filed on a basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice and accounting methods for the treatment of specific items on such Tax Returns. At least thirty (30) days prior to the due date of any Tax Return which a Buyer Party is responsible to prepare (or cause to be prepared) for any Pre-Closing Period pursuant to this Section 10.4(B), such Buyer Party shall deliver to the Sellers’ Representative a copy of such Tax Return for review and comment by the Sellers’ Representative. The Sellers’ Representative shall deliver its comments on such Tax Return to such Buyer Party at least ten (10) days prior to the due date of such Tax Return, and such Buyer Party shall consider in good faith any such comments from the Sellers’ Representative but shall have no obligation to accept any such comment. such Buyer Party shall not, and shall not allow any member of the Company Group to, amend, modify, or otherwise change any Tax Return that relates to any Pre-Closing Period or take any action to extend the applicable statute of limitations with respect to any such Tax Return, in each case, without the prior written permission of the Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(C) Straddle Period. For purposes of this Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of, or wages paid by, any member of the Company Group for the portion of such period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which such member of the Company Group holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of such member of the Company Group for the portion of a Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(D) Tax Contests. Any other provision of this Agreement to the contrary notwithstanding:

(1) if any Taxing Authority issues to any member of the Company Group (a) a written notice of its intent to audit, examine or conduct another Proceeding with respect to Taxes or Tax Returns of such member for any Pre-Closing Period or (b) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or a written demand concerning Taxes or Tax Returns for any Pre-Closing Period, then the Buyer Parties shall notify the Sellers’ Representative of the same promptly (and in any event within ten (10) days) after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand; provided that any failure to timely notify the Sellers’ Representative will not affect the indemnity obligations hereunder unless the Sorenson Parties and the Sellers are materially prejudiced by such failure after exercising any available remedies;

(2) The Sellers’ Representative at its own expense shall have the right to participate in (if not, pursuant to any other provision of this Agreement, control) the contest of any such deficiency, reassessment, adjustment or assertion of claim or demand, and the Buyer Parties shall cause such member of the Company Group to execute any power of attorney or other document that the Sellers’ Representative reasonably believes to be necessary to permit the Sellers’ Representative to participate in (or, pursuant to any other provision of this Agreement, control) such contest; and

(3) The Buyer Parties shall not allow such member of the Company Group to settle or otherwise resolve any deficiency, reassessment, adjustment or assertion of claim or demand that would result in Liability of the Seller Parties (or any of them) for Taxes under this Agreement without the prior written approval of the Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

(E) Refunds and Other Tax Benefits.

(1) All refunds of Taxes (whether in the form of a direct payment or as an offset to other Taxes payable) for Pre-Closing Periods (to the extent not included in Closing Net Working Capital as finally determined) shall be property of Sorenson Parties and Sellers. To the extent that Buyer Parties or any member of the Company Group (or any Affiliate) receives a refund that is property of Sorenson Parties and Sellers (whether as a direct payment or an offset to other Taxes payable), Buyer shall promptly pay, or cause such member of the Company Group (or Affiliate) promptly to pay, the amount of such refund (plus related interest) to Sellers’ Representative.

(2) Buyer Parties shall, and shall cause each member of the Company Group to, cooperate with Sellers’ Representative (including filing amended Tax Returns or claims for refund) to obtain any refunds or any Tax Benefits that would give rise to payments to Sorenson Parties and Sellers under this Section 10.4(E); provided that any out-of-pocket cost, fee or expense to be incurred by any Buyer Party or member of the Company Group under this Section 10.4(E) shall be funded in advance by the Sorenson Parties and Sellers.

(F) Cooperation. The Parties shall provide each other such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or other Proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, which any such Party may possess. The Sorenson Parties and the Sellers shall turn over to the Buyer Party all Tax Returns, schedules and work papers, and all material records and other documents in their possession, relating to Taxes of the Company Group. The Buyer Parties shall retain such Tax Returns, schedules, and work papers for the full period of any statute of limitations.

(G) Transfer Taxes. All federal, state, local, foreign transfer, documentary stamp, registration, sales, use or similar Taxes, fees or expenses applicable to, imposed upon or arising out of the transfer of the Purchased Securities or any other transaction contemplated by this Agreement shall be paid equally by the Seller Parties and the Buyer Parties.

(H) Tax Treatment; Purchase Price Allocation. The Parties intend that, for U.S. federal income Tax purposes, the Buyer Parties treat their purchase of the Purchased Securities, and exercise of the Call Options, as a purchase of all of the assets of the Company Group, but that the Sorenson Parties (other than MFM Acquisition II Inc. and SCP/MFM II) and the Sellers treat their sale of the Purchased Securities, and MFM Acquisition II Inc. and SCP/MFM II treat their sale of interests in MALP pursuant to exercise of the Call Options, as sales of partnership interests, all in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2. The parties agree to allocate the Purchase Price, the Liabilities of the Company Group, and all other relevant items (including, for example and without limitation, any adjustments or additions to the Purchase Price pursuant to Sections 2.3 or 10.5 of this Agreement) (the “Purchase Price Allocation”), among the Company’s assets in accordance with the allocation principles of Section 1060 of the Code and the regulations thereunder (and any comparable provisions of state or local Tax law). A schedule (the “Seller Party Proposed Allocation”) setting forth such proposed allocation shall be prepared by the Sellers’ Representative and delivered to the Buyer Parties within ninety (90) days after the Closing Date. If, within thirty (30) days of the delivery of the Seller Party Proposed Allocation, a Buyer Party does not object in writing to such proposed allocation, then the Buyer Parties shall be deemed to have accepted such allocation, which shall become final. If (on the other hand), within thirty (30) days of the delivery of the Seller Party Proposed Allocation, a Buyer Party does object in writing to the Seller Party Proposed Allocation, then the dispute shall be resolved in accordance with the principles of Section 2.3 (pursuant to which such Buyer Party shall, within such thirty (30) days, submit to the Sellers’ Representative a Notice of Disagreement specifying in detail such Buyer Party’s objection(s) to the Seller Party Proposed Allocation, following which the parties shall consult with each other in good faith for thirty (30) days to resolve their dispute, failing which their dispute shall be submitted to the Independent Auditor for final resolution). The Buyer Parties, the Sellers, the Sorenson Parties and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594, if required) in all respects and for all purposes consistent with the Purchase Price Allocation (as finally determined), which shall be binding upon the parties. Notwithstanding the foregoing, to the extent the Seller Party Proposed Allocation reasonably allocates any amount to an asset within Class VI or VII (as defined in the Treasury Regulations under Sections 338 and 1060 of the Code), such amount shall not be reallocated to other assets in such Class having the same or a longer cost recovery period for federal income Tax purposes. In the event that, after the Purchase Price Allocation is determined, the Purchase Price is adjusted (including adjustments pursuant to Sections 2.3 or 10.5 of this Agreement), the Purchase Price Allocation shall also be adjusted. To the extent permitted by the Code, the Treasury regulations under the Code or other applicable Tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price, and to the extent that such adjustments do not relate to any specific asset classification, shall be allocated to goodwill. The Buyer Parties, the Sellers, the Company Group, the Sorenson Parties and their respective Affiliates shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with the Purchase Price Allocation, including any adjustments to such Purchase Price Allocation made pursuant to this Section 10.4(H) or as otherwise agreed to by the Parties, and shall use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or dispute.

(I) Each Buyer Party agrees to adopt the Alternate Procedure described in Section 5 of Rev. Proc. 2004-53 so that such Buyer Party (or an Affiliate) will furnish the requisite Forms W-2 for the calendar year 2012 to those employees who were employed by any of member of a Company Group during any of 2012 and who may also be considered to be employed by such Buyer Party (or any Affiliate of such Buyer Party) during 2012.

10.5. Treatment of Indemnification Payments.

Each Party will treat all payments made pursuant to Section 10.2 or 10.4(A) as adjustments to the Final Purchase Price for all purposes, except as otherwise required by law.

10.6. Exclusivity of Remedies Post Closing.

Following the Closing, except for the right to seek specific performance specifically set forth in Section 9.4(F) and Section 9.4(G), except for claims of fraud, willful misconduct or intentional misrepresentation, each Party acknowledges and agrees that the remedies set forth in this ARTICLE 10, and, as applicable, in the Escrow Agreement and in any non-competition and non-solicitation agreement delivered pursuant to Section 8.1(D)(5) shall constitute the sole and exclusive remedies for recovery by any of the Buyer Indemnitees and Seller Indemnitees for any claim arising out of or based on this Agreement and the transactions contemplated hereby, including claims based upon any breach, inaccuracy, inadequacy or incompleteness of a representation or warranty of any other Party, or based on the failure of such other Party to perform any covenant, agreement or undertaking that the terms hereof or thereof required to be performed by such Party, and none of the Parties shall be entitled to a rescission of this Agreement, or to any further indemnification rights or claims or remedies of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

ARTICLE 11.

MISCELLANEOUS

11.1. Amendment and Waiver.

This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon the Seller Parties only if such amendment or waiver is set forth in a writing executed by the Sellers’ Representative, and (b) will be binding upon the Buyer Parties only if such amendment or waiver is set forth in a writing executed by the Buyer Parties. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

11.2. Notices.

All notices, demands and other communications given or delivered under this Agreement shall be given in writing to the address indicated below (or such other address as the recipient specifies in writing) and will be deemed to have been given when delivered personally, three (3) Business Days after mailed by certified or registered mail, return receipt requested and postage prepaid, or when delivery is guaranteed if sent via a nationally recognized overnight carrier, or when receipt is confirmed if sent via facsimile to the recipient with telephonic confirmation by the sending party.

To the Sellers’ Representative, any Sorenson Party or any Seller:

Michael’s Finer Meats Acquisition, LLC

c/o Sorenson Capital Partners II, L.P.

3400 N. Ashton Blvd.

Suite 400

Lehi, Utah 84043

Telecopy: (801) 407-8411

Attention: Luke Sorenson

with a copy to (which will not constitute notice):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Telecopy: (313) 465-7457

Attention: Joshua F. Opperer

To the Buyer Parties (or, after the Closing, the Company Group):

Chefs’ Warehouse Parent, LLC

The Chefs’ Warehouse Mid-Atlantic, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Telecopy: (203) 894-9108

Attn: Alexandros Aldous, General Counsel

with a copy to (which will not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Telecopy: (615) 742-2813

Attn: D. Scott Holley, Esq.

11.3. Binding Agreement; Assignment.

This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller Party without the prior written consent of the Buyer Parties or by the Buyer Parties without the written consent of the Sellers’ Representative. Any such assignment made by any such Party without such prior written consent shall be null and void.

11.4. Specific Controls the General.

In interpreting the representations and warranties of this Agreement, the principle that the specific governs and controls the general shall apply. Accordingly, by way of example but not by way of limitation, if there is a specific representation and warranty on the absence of any violation by the Company Group of any environmental Legal Requirement which is qualified to the knowledge of the Seller Parties, the Buyer Parties shall have no right to indemnification (and there shall be no Liability) for any environmental Legal Requirement violated by the Company Group which was not to the knowledge of the Seller Parties, notwithstanding the presence of a general representation on the Company Group’s compliance with Legal Requirements.

11.5. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

11.6. No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

11.7. Captions.

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

11.8. Entire Agreement.

This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11.9. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) and of signature pages thereof by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by facsimile, by electronic mail in .pdf form or by any other electronic means referenced in the preceding sentence, or by any combination thereof, shall be deemed to be original signatures for all purposes.

11.10. Governing Law; Venue; Waiver of Jury Trial.

All issues concerning the Transaction Documents (unless otherwise expressly specified in a particular Transaction Document) will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. The Parties hereby irrevocably and unconditionally submit in any legal Proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a state court located in the County of New York, with subject matter jurisdiction over the action, or the United States District Court for the Southern District of New York, and, in any such Proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY: (A) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, AND (B) AGREES THAT SUIT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO OBTAIN ANY REMEDY WITH RESPECT HERETO SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK, U.S.A., OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS.

11.11. Expenses.

The Buyer Parties will be responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and entry into this Agreement and the consummation of the Closing Transactions. The Sellers and the Sorenson Parties will be responsible for all costs and expenses incurred by the Seller Parties in connection with the negotiation (including preparation and distribution of due diligence materials), preparation and entry into this Agreement and the consummation of the Closing Transactions, including the Seller Party Transaction Expenses.

11.12. Parties in Interest.

Except as set forth in Section 9.6, nothing in this Agreement is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

11.13. Sellers’ Representative.

(A) Each Seller and each Sorenson Party hereby irrevocably appoints SCP to act as representative and attorney-in-fact of such Seller and such Sorenson Party (the “Sellers’ Representative”), in all matters provided for such Sorenson Party or Seller to act in this Agreement, and any certificate or instrument by the Sellers’ Representative in its capacity as such on behalf of such Sellers and Sorenson Parties shall be deemed to be binding and enforceable against each such Seller and Sorenson Party. The Sellers’ Representative shall be fully authorized to take any action (or to determine to take no action) with respect to all claims, and all other notices and communications relating to indemnification in the manner set forth in this Agreement as the Sellers’ Representative then serving hereunder may deem appropriate, including, without limitation, the institution or defense of litigation on behalf of any Seller or Sorenson Party and the settlement or compromise of any dispute or controversy. Notwithstanding the foregoing, in no event shall the Sellers’ Representative take any action for or on behalf of the Buyer Parties or the Company Group.

(B) The Sellers’ Representative shall not be Liable to any Seller or Sorenson Party in its capacity as the Sellers’ Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own bad faith. The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no Liability in its capacity as the Sellers’ Representative to any Seller or Sorenson Party and shall be fully protected and indemnified by each Seller and each Sorenson Party with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. Any expenses incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by the Sorenson Parties and the Sellers based on the relative amounts of the Purchase Price received by each Sorenson Party and Seller hereunder. To the extent the Sellers’ Representative Expense Account has insufficient funds to pay such expenses, the Sellers’ Representative may from time to time submit invoices to the Sellers and Sorenson Parties covering such expenses and, upon the request of any Seller or Sorenson Party, shall provide such requesting party with an accounting of all expenses paid.

(C) The Buyer Parties shall be entitled to rely on written instructions of the Sellers’ Representative and shall be protected from any Liability of any kind for actions taken in reliance upon such written instructions. In no event shall any Buyer Party or any Affiliate of any Buyer Party have any Liability whatsoever to any Seller, Sorenson Party or Bonus Recipient for any actions taken by the Sellers’ Representative pursuant to this Agreement or the Transaction Documents, including, but not limited to, the disbursement of the Preliminary Purchase Price, the Purchase Price or the Escrow Funds.

11.14. Attorney-Client Privilege and Conflict Waiver.

The Buyer Parties shall not, and shall cause any member of the Company Group not to, seek to have Honigman Miller Schwartz and Cohn LLP disqualified from representing any Seller or the Sellers’ Representative in connection with any dispute that may arise between the Sellers or the Sellers’ Representative and the Buyer Parties, or any member of the Company Group in connection with this Agreement or the transactions contemplated hereby and in connection with any such dispute that may arise between any Seller or the Sellers’ Representative and the Buyer Parties, no member of the Company Group shall assert any privilege in order to prevent disclosure to such Seller or the Sellers’ Representative of any communications between any member of the Company Group and Honigman Miller Schwartz and Cohn LLP that occurred before the Closing so long as the Sellers and the Sellers’ Representative, as applicable, agree to treat all such communications as Confidential Information pursuant to this Agreement.

11.15. Schedules and Annexes.

All schedules and annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

*     *     *     *     *

The Parties have executed this Securities Purchase Agreement as of the date first written above.

THE BUYER PARTIES:

CHEFS’ WAREHOUSE PARENT, LLC

By:	/s/ Alexandros Aldous
	Name:	Alexandros Aldous
	Title:	General Counsel and Corporate Secretary

THE CHEFS’ WAREHOUSE
MID-ATLANTIC, LLC

By:	/s/ Alexandros Aldous
	Name:	Alexandros Aldous
	Title:	General Counsel and Corporate Secretary

[signature pages continue on following pages]

COMPANY GROUP:

MICHAEL’S FINER MEATS, LLC

By:	/s/ Jonathan Bloch
	Name:	Jonathan Bloch
	Title:	President

MICHAEL’S FINER MEATS HOLDINGS, LLC

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

MICHAEL’S FINER MEATS ACQUISITION, LLC

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

MICHAEL’S ACQUISITION, L.P.

By:	West Rim Capital Associates II, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

SORENSON PARTIES (page 1 of 3):

SORENSON CAPITAL PARTNERS II, L.P.

By:	West Rim Capital Associates II, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

WEST RIM CAPITAL PARTNERS II, L.P.

By:	West Rim Capital Associates II, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

WEST RIM CAPITAL PARTNERS II-A, L.P.

By:	West Rim Capital Associates II, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

SCP/MFM CORPORATION

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

SORENSON PARTIES (page 2 of 3):

SCP/MFM II CORPORATION

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

MICHAEL’S FINER MEATS ACQUISITION, INC.

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

MICHAEL’S FINER MEATS ACQUISITION II, INC.

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Title:	President

WEST RIM CAPITAL ASSOCIATES II, L.P.

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

SORENSON PARTIES (page 3 of 3):

WEST RIM CAPITAL PARTNERS II-B, L.P.

By:	West Rim Capital Associates II, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

WEST RIM CAPITAL INVESTMENT PARTNERS II, L.P.

By:	West Rim Capital Advisors, L.P.
Its:	General Partner

By:	West Rim Capital Advisors, LLC
Its:	General Partner

By:	/s/ Luke Sorenson
	Name:	Luke Sorenson
	Its:	Managing Member

SELLERS:

/s/ Michael D. Bloch
Michael D. Bloch

/s/ Jonathan Bloch
Jonathan Bloch

/s/ Victor Foreman
Victor Foreman

Pamela A. Divin Revocable Trust, dated March 22, 2011

By:	/s/ Pamela A. Divin
	Name:	Pamela A. Divin
	Title:	Trustee

SELLERS:

BUCKEYE PROTEIN, INC.

By:	/s/ Michael Ewald
Name:	Michael Ewald
Its:	Authorized Signatory

BUCKEYE PROTEIN II, INC.

By:	/s/ Michael Ewald
Name:	Michael Ewald
Its:	Authorized Signatory